   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 6, 1998.


                                                      REGISTRATION NO. 333-64373

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                               AMENDMENT NO. 1 TO


                                    FORM S-1

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                      COMPUTER TECHNOLOGY ASSOCIATES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            COLORADO                           7373                          84-0797618
  (STATE OR OTHER JURISDICTION     (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
      OF INCORPORATION OR          CLASSIFICATION CODE NUMBER)          IDENTIFICATION NO.)
         ORGANIZATION)

                            ------------------------
                              6903 ROCKLEDGE DRIVE
                            BETHESDA, MARYLAND 20817
                                 (301) 581-3200
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                             MR. GREGORY H. WAGNER
                      COMPUTER TECHNOLOGY ASSOCIATES, INC.
                              6903 ROCKLEDGE DRIVE
                            BETHESDA, MARYLAND 20817
                                 (301) 581-3200
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                    COPY TO:
                             DEAN M. SCHWARTZ, ESQ.
                     STRADLEY, RONON, STEVENS & YOUNG, LLP
                            2600 ONE COMMERCE SQUARE
                        PHILADELPHIA, PENNSYLVANIA 19103
                                 (215) 564-8000
                            ------------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement and from time to time thereafter.


     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]


     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]
                            ------------------------
                        CALCULATION OF REGISTRATION FEE


-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------
                                                               PROPOSED             PROPOSED
           TITLE OF EACH                                        MAXIMUM              MAXIMUM
        CLASS OF SECURITIES             AMOUNT TO BE        OFFERING PRICE          AGGREGATE            AMOUNT OF
         TO BE REGISTERED                REGISTERED          PER SHARE(1)       OFFERING PRICE(1)    REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01 per
  share............................       34,770(2)              $5.84             $202,881.60           $56.40(2)
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------


(1) Estimated solely for the purpose of calculating the registration fee.


(2) A registration fee of $3,301.46 was previously paid to register a total of 1,916,334 shares of Common Stock upon the original filing of this Registration Statement. Pursuant to Rule 457(a), a $56.40 fee is paid herewith to register an additional 34,770 shares.

                            ------------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                      COMPUTER TECHNOLOGY ASSOCIATES, INC.

                             CROSS REFERENCE SHEET
                   PURSUANT TO ITEM 501(b) OF REGULATION S-K


                    FORM S-1 ITEM                           LOCATION IN PROSPECTUS
                    -------------                           ----------------------
 1.  Forepart of the Registration Statement and   Outside Front Cover Page
       Outside Front Cover Page of Prospectus
 2.  Inside Front and Outside Back Cover Pages    Inside Front Cover Page; Outside Back
       of Prospectus                                Cover Page
 3.  Summary Information, Risk Factors and Ratio  Prospectus Summary; Risk Factors
       of Earnings to Fixed Charges
 4.  Use of Proceeds                              Use of Proceeds
 5.  Determination of Offering Price              Outside Front Cover Page; Determination of
                                                    Offering Price
 6.  Dilution                                     Book Value Dilution
 7.  Selling Security Holders                     Plan of Distribution
 8.  Plan of Distribution                         Plan of Distribution
 9.  Description of Securities to be Registered   Description of Capital Stock
10.  Interests of Named Experts and Counsel       Plan of Distribution; Management; Security
                                                    Ownership of Management and Principal
                                                    Stockholders
11.  Information with Respect to the Registrant   Prospectus Summary; Risk Factors; Dividend
                                                    Policy; Selected Financial Data;
                                                    Management's Discussion and Analysis of
                                                    Financial Condition and Results of
                                                    Operations; Business; Management;
                                                    Security Ownership of Management and
                                                    Principal Stockholders; Certain
                                                    Transactions; Description of Capital
                                                    Stock
12.  Disclosure of Commission Position on         Description of Capital Stock
       Indemnification for Securities Act
       Liabilities

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BY ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


SUBJECT TO COMPLETION, DATED NOVEMBER 6, 1998

PROSPECTUS


                        1,951,074 SHARES OF COMMON STOCK


                      COMPUTER TECHNOLOGY ASSOCIATES, INC.


     This Prospectus covers 1,951,074 shares of common stock, par value $.01 per share (the "Common Stock"), of Computer Technology Associates, Inc., a Colorado corporation ("CTA" or the "Company"), 1,335,338 shares of which may be offered and sold by the Company and 615,736 shares of which may be offered and sold by certain stockholders of the Company (the "Selling Shareholders"). See "Plan of Distribution." The Company will not receive any portion of the net proceeds from the sale of shares by the Selling Shareholders.



     The 1,335,338 shares of Common Stock offered by the Company may be offered for cash as follows: (i) shares may be offered and sold by the Company to employees, consultants and directors in the limited market (the "Limited Market") maintained by Capitol Securities Management Incorporated ("Capitol") as determined from time to time by the Board of Directors; (ii) shares may be offered and sold to employees, consultants and directors pursuant to the Company's 1991 Stock Option, Stock Purchase Right and Stock Bonus Plan (the "1991 Plan"); (iii) shares may be offered and sold to a trustee for the benefit of employees under the Company's Employee Stock Ownership Plan (the "ESOP") as determined from time to time by the Board of Directors; (iv) shares may be issued upon the exercise of options granted and available to be granted under the Company's stock option plans other than the 1991 Plan and non-plan individual stock option agreements that may be adopted or granted from time to time by the Board of Directors and (v) shares may be issued to employees, consultants and directors pursuant to bonuses granted by the Board of Directors from time to time outside the 1991 Plan. It has not been determined how many shares will be employed by the Company for each such purpose. The 615,736 shares of Common Stock offered by the Selling Shareholders may be offered and sold to employees, consultants and directors of the Company in the Limited Market. See "Plan of Distribution." All of the shares of Common Stock offered hereby will be subject to certain restrictions (including restrictions on their transferability) pursuant to the terms of stock restriction agreements (the "Stock Restriction Agreements") and may be subject to certain other contingencies. See "Plan of Distribution," "Management -- Executive Compensation," "-- Employee Benefit Plans" and "Description of Capital
Stock -- Restrictions on Common Stock." The Selling Shareholders and all other stockholders (other than the Company and the Retirement Plans, as defined herein) will pay a commission to Capitol equal to 1.5 percent of the proceeds from the sale of shares of Common Stock sold by them in the Limited Market. Capitol is a registered broker-dealer which has agreed to effect purchases and sales of the Company's securities. See "Determination of Offering Price -- The Limited Market."


     There is no public market for the Common Stock and there can be no assurance that such a market will develop. See "Determination of Offering Price -- The Limited Market."

     SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR A DESCRIPTION OF CERTAIN RISKS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
                            ------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE COMMISSION
OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------


     The purchase price of the shares of Common Stock offered hereby in the Limited Market or by the Company in any of the transactions described above will be at the price determined by the Board of Directors (the "Formula Price") pursuant to a valuation process, which includes the formula set forth below (the "Formula"). The Board of Directors sets (i) the Discount Factor, which is intended to reflect a discount for the limited liquidity of the Common Stock, and (ii) the Market Index, which is a number intended to reflect current securities market conditions for companies comparable to the Company, in the Formula annually based upon the recommendation of an independent appraisal firm. The 11.34 multiplier is a constant representing the factor necessary to equalize the initial stock price calculated by the Formula to the appraised price for the Common Stock on the date the Formula was adopted. The Formula Price will be reviewed at least annually. The Formula used in determining the Formula Price is as follows: the price per share is equal to the product of (i) a number representing one minus the Discount Factor ("D") and (ii) a fraction, the denominator of which is the number of outstanding shares and share equivalents of the Company ("Wi") and the numerator of which is the sum of (a) a number which is the product of 2.25 and the book value of the Company at the end of the applicable period ("BV") and (b) a number which is the product of (1) 11.34 ("K") and (2) a number equal to the product of (I) the Market Index ("MI"), (II) the after-tax profits from operations for the last 12 month period ("P") and
(III) a fraction, the denominator of which is 2 and the numerator of which is the sum of (A) the change in contract margin ("CM"), which is a number equal to the contract margin for the last 12 months divided by the contract margin for the prior 12 month period, which contract margin is the contract fee as a percentage of contract cost adjusted for program reserves and allowances and (B) the change in revenue growth ("R"), which is a number equal to a fraction, the numerator of which is revenue for the last 12 months and the denominator of which is the revenue for the prior 12 month period multiplied by the change in the consumer price index for that period. The Formula Price of the Common Stock, expressed as an equation, is as follows:


                                                       CM+2
                                                      (____)
                                      2.25BV+K (MI)(P)  2
                Formula Price = D  [________________________]
                                              W(i)


     On June 30, 1998, the Formula Price was $5.84.

            The date of this Prospectus is                  , 1998.

                           FORWARD-LOOKING STATEMENTS


     This Prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements appear in a number of places in this Prospectus and include statements regarding the intent, belief or current expectations of the Company or its officers with respect to, among other things, the Company's anticipated financial performance or condition, business prospects, technological developments, new products, the impact of competition and similar matters. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and that actual results may differ materially from those in the forward-looking statements as a result of various factors. The accompanying information contained in this Prospectus, including, without limitation, the information set forth under the caption "Risk Factors," identifies important factors that could cause such differences. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.


                             AVAILABLE INFORMATION

     This Prospectus does not contain all the information set forth in the Registration Statement on Form S-1 and exhibits thereto, including any amendments (the "Registration Statement"), of which this Prospectus forms a part, and which the Company has filed with the Securities and Exchange Commission (the "SEC" or "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). For further information with respect to the Company and the securities offered hereby, reference is made to such Registration Statement. Statements contained herein as to the provisions of documents are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

     The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information which can be inspected and copied at the offices of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, DC 20549; Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, IL 60661; and World Trade Center, New York, NY 10048. Copies of such materials can be obtained at prescribed rates from the Commission's Public Reference Section, Washington, DC 20549. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy statements and other information regarding issuers that file electronically with the Commission.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Forward-Looking Statements..................................    2
Available Information.......................................    2
Prospectus Summary..........................................    4
Risk Factors................................................    6
Plan of Distribution........................................   11
Determination of Offering Price.............................   12
Use of Proceeds.............................................   16
Dividend Policy.............................................   16
Book Value Dilution.........................................   17
Selected Financial Data.....................................   18
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   19
Business....................................................   26
Management..................................................   34
Security Ownership of Management and Principal
  Shareholders..............................................   39
Certain Transactions........................................   40
Description of Common Stock.................................   41
Shares Eligible for Future Sale.............................   44
Legal Matters...............................................   44
Experts.....................................................   44
Index to Consolidated Financial Statements..................   45

                               PROSPECTUS SUMMARY



     The following summary should be read in conjunction with and is qualified in its entirety by the more detailed information and the consolidated financial statements and notes thereto, appearing elsewhere in this Prospectus.



                                  THE COMPANY


     Computer Technology Associates, Inc. ("CTA" or the "Company," formerly CTA Incorporated) was established as a Colorado corporation in 1979. The Company is an information technology services provider headquartered in Bethesda, Maryland with over 1,000 employees and independent contractors serving clients nationwide.


     CTA designs, develops and integrates complex information systems. The Company's offerings include application/database development and integration, system engineering and integration, E-commerce applications development and legacy system modernization. CTA's objective is to provide rapid, reliable and responsive information technology solutions through the use of advanced technology and disciplined methodology combined with an in-depth understanding of client goals. See "Business."


     The principal office and corporate headquarters of the Company are located at 6903 Rockledge Drive, Bethesda, Maryland 20817. The Company's telephone number is (301) 581-3200.


                                  THE OFFERING



Common Stock offered by the Company..........  1,335,338 shares(1)
Common Stock offered by Selling                615,736 shares
  Shareholders...............................
Eligible Purchasers of Common Stock in         Employees, Directors and Consultants of the
  Offering...................................    Company
Limited Market Offering Price per Share......  $5.84(2)


---------------

(1) The 1,335,338 shares being offered by the Company will be offered in the manner and for the purposes set forth on the cover page of this Prospectus, but it has not been determined how many of such shares will be employed for each purpose listed.



(2) Determined in accordance with the Formula set forth on the cover page of this Prospectus.



                               THE LIMITED MARKET



     Since its inception, the Company has pursued a policy of remaining essentially employee-owned and, therefore, there has never been a public market for the Common Stock. The Company's Common Stock is not listed on any securities exchange or inter-dealer quotation system and all of the Company's shareholders except for C.E. Velez, the Company's President and Chief Executive Officer, have executed Stock Restriction Agreements with the Company which do not permit transfer of the Company's Common Stock (other than through the Limited Market described below) without the Company's prior written consent. The Stock Restriction Agreements also: (i) grant the Company the right to repurchase Common Stock from shareholders who resign from, are terminated by or otherwise cease affiliation with the Company and (ii) give the Company a right of first refusal to purchase Common Stock from shareholders who wish to sell their Common Stock to a third party other than through the Limited Market. All purchasers of Common Stock in this offering will be required to execute a Stock Restriction Agreement with the Company on the same terms as existing shareholders. See "Description of Capital Stock -- Stock Restriction Agreements."



     In order to provide liquidity for its shareholders while remaining essentially employee-owned, the Company has established a Limited Market for its Common Stock among its employees, directors and consultants through an agreement with Capitol Securities Management, Inc. ("Capitol"), whereby Capitol collects offers to buy and sell Common Stock from current shareholders and authorized purchasers and, on a set "trade date," effects trades among such parties by matching buyers and sellers at a fixed price determined by the Company's Board of Directors prior to such trade date. Capitol then forwards payments to sellers, minus a commission equal to 1.5% of the gross sales price, and issues the shares purchased to the purchasers in book-entry form. Since the creation of the Limited Market in September 1992, five trades have been conducted, one each in 1992, 1993 and 1995 and two in 1994. It is anticipated that the Limited Market will continue to permit shareholders to trade shares of Common Stock on at least one predetermined date each year. Capitol will not buy and sell Common Stock for its own account or as an agent for the Company. All of the shares being offered by the Selling Shareholders and certain of the shares being offered by the Company in this offering will be offered and sold through the Limited Market.



     While the Company established the Limited Market to attempt to provide liquidity to its shareholders, there can be no assurance that there will be sufficient liquidity to permit shareholders to resell their shares in the Limited Market. The Company has no current plans to conduct a public offering of its Common Stock or to list its Common Stock on any securities exchange.

                                  RISK FACTORS

     An investment in the shares of CTA Common Stock involves a high degree of risk. In evaluating the Company's business and prior to making a decision to purchase Common Stock, a purchaser should carefully consider all of the information contained in this Prospectus, and, in particular, should consider the following risk factors.

LACK OF MARKET AND RESTRICTIONS ON TRANSFERABILITY


     There has never been a public trading market for the Common Stock in the past and the Company does not believe that such a market is likely to develop. However, the Company established a Limited Market for the Common Stock and conducted its first trade in September 1992. A second trade was conducted in 1993, two more trades were conducted in 1994 and the last trade was conducted in 1995. There can be no assurance that such a market will continue or that it will provide sufficient liquidity to shareholders. In addition, all purchasers of the Common Stock offered hereby will be required to enter into Stock Restriction Agreements with the Company which require the Company's prior consent to any transfer of Common Stock outside the Limited Market. To the extent that the Limited Market does not provide sufficient liquidity for a shareholder or the shareholder is unable to locate an authorized buyer for his shares, the shareholder could effectively be subject to a total loss of investment. Accordingly, the purchase of Common Stock is suitable only for persons who have no need for liquidity in this investment and who can afford a loss of their investment in its entirety. In addition, in the event that a shareholder terminates his employment or affiliation with the Company, the shareholder may be required to sell his shares to the Company at the prevailing Formula Price. See "Plan of Distribution" and "Determination of Offering Price -- The Limited Market" and "Description of Capital Stock -- Stock Restriction Agreements."


OFFERING PRICE


     The offering price for shares being sold in the Limited Market is, and subsequent prices will be, determined according to the Formula, as set forth on the cover page of this Prospectus. The current Formula (and resulting Formula Price), although based in part on objective factors such as the Company's after-tax profits, revenue and contract margin, as well as the Company's book value and capitalization, are also based upon an assessment of the market valuation of comparable companies and the limited liquidity of the Common Stock, as determined by the Board of Directors after consideration of an independent appraisal. There can be no assurance that the Formula Price may not be adversely affected by the various factors considered by the Board of Directors.



     In addition, the Formula is subject to redetermination by the Board of Directors at any time in its sole discretion. The Board of Directors will redetermine the Formula at any time that the Formula Price does not fall within the range of fair market values for the Common Stock provided by the independent appraisal of the Common Stock conducted by Legg Mason Wood Walker, Inc. ("Legg Mason") prior to each trade date. Legg Mason's appraisal of fair market value of the Common Stock is based on its assessment of such value after considering a multitude of factors, none of which necessarily remains constant. The Formula was redetermined immediately prior to this offering because the Formula Price calculated with the prior Formula did not fall within the range appraised by Legg Mason. There can be no assurance that a redetermination of the Formula by the Board of Directors will not have an adverse effect on the Formula Price and, consequently, on subsequent offering prices for the Common Stock in the Limited Market. The Formula Price has been redetermined and equated to the price established by an appraisal by Legg Mason. See "Determination of Offering Price -- Procedures for Determining Formula Price."


FLUCTUATIONS IN FINANCIAL RESULTS; RECENT AND ANTICIPATED NET LOSSES

     The Company's revenue and operating results are subject to significant fluctuations due to a number of factors including the timing of awards and activities (such as milestone-dependent payments and revisions to cost estimates) under contracts with the U.S. government and the Company's commercial customers, delays incurred in connection with projects, the Company's ability to retain key personnel, the ability of the Company to market its services, the growth rate of the market for IT services and general economic conditions. Unanticipated termination of one or more projects, including by the U.S. government due to lack of funding, would have an adverse affect on revenues. Further, because a material part of the company's expenses do not vary relative to revenues, if revenues in a particular period do not meet expected levels, operating results will be adversely affected.


     The Company has incurred net losses for the years ending December 31, 1997 and 1996. The Company attributes such losses to its discontinued operations and continued investment in infrastructure and in the initiatives required to implement the Company's marketing strategies and increased focus on commercial markets. There can be no assurance that the Company will generate sufficient revenues or achieve profitability during the calendar year 1998 or thereafter.


CONCENTRATION OF CUSTOMERS


     Approximately 52%, 80%, 95% and 100% of the Company's total revenues for the nine months ended September 30, 1998, and the years 1997, 1996 and 1995, respectively, were derived from contracts with the U.S. government (or as subcontractor to companies doing business with the U.S. government). Contracts funded by the Department of Defense ("DOD") accounted for approximately 32%, 47%, 63% and 64% of the Company's total revenues in such periods, respectively. Although the Company is attempting to diversify its customer base, the Company believes that the success of its business will continue to be dependent upon its ability to participate in U.S. government contract programs. Accordingly, the Company's financial performance may be directly affected by changes in U.S. government contracting policies. The loss of a substantial amount of U.S. government contracting business would have a material adverse affect on the Company's operating results and financial condition. See "Business -- Types of Contracts."


BACKLOG


     The Company's total backlog was approximately $182 million and $284 million at September 30, 1998 and December 31, 1997, respectively. The Company's backlog is comprised of the unrealized portions of the Company's government contracts, government-related subcontracts and commercial contracts. Backlog for government and government-related contracts consists of both funded and unfunded backlog. Much of the Company's future revenue is dependent upon the eventual funding of its currently unfunded backlog of government and government-related contracts. Unfunded government backlog comprised approximately 59% of total backlog at September 30, 1998, as compared to approximately 57% of total backlog at December 31, 1997. The commercial contracts involving backlog are generally terminable without penalty to the customer. Commercial and other backlog comprised approximately 27% of total backlog at September 30, 1998 as compared to approximately 33% of total backlog at December 31, 1997. Because many of the Company's contracts are multi-year contracts, total backlog includes revenues expected to be realized several years into the future. Because there is no assurance that the unfunded portion of backlog will be funded, or that the contracts involving backlog will not be terminated before performance, the Company's total backlog at September 30, 1998 and December 31, 1997 may not be representative of future revenues. See "Business -- Backlog."


COMPETITION

     The IT markets in which the Company operates are highly fragmented with no single company or small group of companies in a dominant position. In both markets, the Company's competitors include large, diversified firms with substantially greater financial resources and larger technical staffs than the Company. Such competitors include BDM International, Inc. ("BDM"), Cap Gemini Sogeti SA ("Cap Gemini"), Computer Sciences Corporation ("CSC"), Electronic Data Services Corporation ("EDS"), Lockheed Martin, PRC, Inc. (a subsidiary of Litton Industries) ("PRC"), Science Applications International Corporation ("SAIC"), as well as International Business Machines, Inc. ("IBM"), Computer Associates, Inc., Keane, Inc. and Andersen Consulting. There can be no assurance that the Company can maintain its competitive position against current and potential competitors or that competitive pressures will not have a material adverse affect on the Company's business, operating results and financial conditions. See "Business -- Information Technology
Services -- Competition."

     The Company generally obtains its contracts through the process of competitive bidding. There can be no assurance the Company will continue to be successful in having its bids accepted or, if accepted, that awarded contracts will generate sufficient revenues to result in profitability. In addition, the Company has occasionally in the past submitted bids which would result in minimal or no profitability with the expectation of more profitable follow-on contracts. The minimum profitability of these contracts and the failure of the Company to obtain more profitable follow-on contracts may have a material adverse effect on the Company's results of operations.

CONTRACTS WITH FEDERAL, STATE AND LOCAL GOVERNMENTS

     U.S. government contracts, by their terms, generally can be terminated at any time by the U.S. government, without cause, for the convenience of the U.S. government. If a U.S. government contract is so terminated, the Company is entitled to receive compensation for the services provided or costs incurred through the time of termination and may under certain circumstances be entitled to a negotiated amount of profit on the contract. U.S. government contractors who fail to comply with applicable government procurement-related statutes and regulations may also be subject to potential contract termination, suspension or debarment from contracting with the U.S. government. Most U.S. government contracts are also subject to modification in the event of changes in funding, and the Company's contractual costs and revenues are subject to adjustment as a result of audits by the Defense Contract Audit Agency ("DCAA") and other U.S. government auditors. Audits have been completed on incurred contract costs of the Company through 1995 and are continuing for subsequent periods. While the Company has included an allowance in its financial statements for excess billings and contract losses which it believes is adequate based on its interpretation of contracting regulations and past experience, there can be no assurance that this allowance will be adequate. See "Business -- Types of Contracts." U.S. government contract awards may also be protested by competitors.

     The Company has various claims pending against the U.S. government primarily relating to equitable adjustments under certain government contracts, including claims for $1.5 million related to the Eastern Zone contract with the General Services Administration ("GSA"). The Company typically records the amounts it is seeking under these claims as unbilled receivables on its financial statements. Adverse determinations of these claims in excess of the Company's general operating reserves could have a material adverse effect on the Company's results of operations in the quarter recorded.

     Many of the types of provisions governing U.S. government contracts described above also apply to the Company's contracts with state and local governments and their agencies. In addition, with respect to state and local government customers, budgeting pressures and other financial constraints may result in reductions in funding of various programs, which may affect the ability of the Company to obtain new contracts, may cause state and local governments to terminate existing contracts for convenience or not to renew thereunder and may result in the extension of the procurement and contract funding process.

CONTRACT PROFIT EXPOSURE AND DEPENDENCE ON LONG-TERM FIXED-PRICE CONTRACTS

     The Company's services are provided primarily through three types of contracts: fixed-price, time-and-material and cost-reimbursable contracts. Approximately 14% of the Company's total revenues in 1997 were attributable to fixed-price contracts, which require the Company to perform services under a contract at a stipulated price. The Company derived approximately 54% of its total revenues during the same period from time-and-material contracts, which reimburse the Company for the number of labor hours expended at established hourly rates negotiated in the contract, plus the cost of materials incurred. The balance of the Company's contracts (approximately 31%) are cost-reimbursable contracts under which the Company is reimbursed for all actual costs incurred in performing the contract to the extent that such costs are within the contract ceiling and allowable under the terms of the contract, plus a fee or profit.

     The Company assumes greater financial risk on fixed-price contracts than on either time-and-material or cost-reimbursable contracts. The financial results of long-term fixed-price contracts are recognized using the percentage-of-completion method. As a result, revisions in revenues and profit estimates are reflected in the period in which the conditions that require such revisions become known and are estimable. Adjustments for profits or losses may therefore have a material effect on results for the quarter in question. The risks inherent in long-term fixed-price contracts include the difficulty of forecasting costs and schedules, contract revenues that are related to performance in accordance with contract specifications and potential for component obsolescence in connection with long-term procurements. Failure to anticipate technical problems, estimate costs accurately or control costs during performance of a fixed-price contract may reduce the Company's profitability or cause a loss.

     Greater risks are involved under time-and-material contracts than under cost-reimbursable contracts because the Company assumes the responsibility for the delivery of specified skills at a fixed hourly rate. The failure by the Company to adequately estimate its costs in bidding for such contracts could have a material adverse effect on the Company's business.

     Although the Company believes that adequate provision for its fixed-price and time-and-material contracts is reflected in its financial statements, no assurance can be given that this provision is adequate or that losses on fixed-price and time-and-material contracts will not occur in the future. See "Business-Types of Contracts."

PROPRIETARY INFORMATION

     The Company relies upon trade secrets, know-how and continuing technological innovation and licensing to develop and maintain its competitive position and believes that its business is dependent on its technical and organizational knowledge, practices and procedures. The Company claims a proprietary interest in certain of its work products, software programs, methodologies and know-how and some of its proprietary information is protected by confidentiality agreements and other means. There can be no assurance, however, that these measures will prevent the unauthorized disclosure or use of the Company's technical knowledge, practices and procedures or that others may not independently develop similar knowledge, practices or procedures.

     The U.S. government has certain proprietary rights to software programs and other products that result from the Company's services under U.S. government contracts or subcontracts. The U.S. government may disclose such information to third parties, including competitors of the Company. In the case of subcontracts, the prime contractors may also have certain rights to such programs and products.

     While the Company to date has not received any claims that its proprietary rights infringe on the proprietary rights of third parties, the Company may be the subject of future claims of third parties which assert that the Company's use of certain software programs, methodologies, procedures and know-how infringes on the patent, copyright or other proprietary rights of such third parties. There can be no assurance that the adverse resolution of one or more of these claims would not have a material adverse effect on the Company's business, operating results and financial condition.

RISKS RELATING TO ACQUISITIONS

     While the Company has no present commitments or agreements as to any specific acquisition transactions, as part of the Company's strategy, the Company regularly evaluates potential acquisition candidates. There is significant competition for acquisition opportunities in the IT services area which may make the completion of acquisitions more difficult and expensive. No assurance can be given as to whether the Company will make acquisitions in the future, such acquisitions will prove to be successful or that the Company will successfully manage the growth attributable to such acquisitions. Moreover, the Company may incur substantial debt and intangible amortization expenses in making acquisitions.

INFLUENCE BY EXISTING STOCKHOLDER

     Upon completion of the offering, Dr. C.E. Velez, President and Chief Executive Officer of the Company, will beneficially own 46.4% of the outstanding shares (exclusive of shares beneficially owned by the ESOP) of the Company's voting stock and other executive officers, directors and the ESOP as a group will beneficially own 20.3% of the outstanding shares of the Company's voting stock. See "Principal Stockholders." Consequently, Dr. Velez and such executive officers, directors and the ESOP as a group will continue to exercise significant influence on the election of the directors of the Company and on the outcome of all matters submitted to a vote of the Company's stockholders, as well as on the Company's management, operations and policies. This degree of ownership and control by Dr. Velez could have an effect in delaying, deferring or preventing a change in control of the Company and discouraging a future acquisition of the Company in which stockholders might otherwise receive a higher value for their shares.

DEPENDENCE ON MANAGEMENT AND OTHER KEY PERSONNEL

     The Company's future success depends to a significant extent on the efforts and abilities of its executive officers. Although the Company's senior management has extensive experience, the loss of Dr. Velez or one or more of the Company's other senior executives could have a material adverse effect on the Company's business, financial condition and results of operations. The Company currently maintains life insurance on Dr. Velez. See "Management -- Directors and Executive Officers."

     The Company believes that its future success also will depend significantly upon its ability to attract, motivate and retain additional highly skilled managerial, operational, and sales and marketing personnel. Competition for such personnel is intense in the IT market and there can be no assurance that the Company will be successful in attracting, assimilating and retaining the personnel it requires to grow and operate profitably. See
"Business -- Employees."

RISKS ASSOCIATED WITH YEAR 2000 BUSINESS

     The Company expects to derive a significant percentage of its revenues from Year 2000 services through at least 1999. There can be no assurance that the Company will be successful in increasing its Year 2000 business or, to the extent that such business increases, that the Company will be able to meet the demand for such services on a timely basis. Any failure of the Company to increase such business or meet such demand could have a material adverse effect on the Company's business, operating results and financial condition. The Company expects this demand to begin to decrease as the implementation and testing of many Year 2000 conversion projects is completed. Any such decrease, to the extent it is not offset by an increase in the Company's other businesses, could have a material adverse effect on the Company's business, operating results and financial condition.

POTENTIAL LIABILITY TO CLIENTS

     Much of the Company's business involves projects that are critical to the operations of its clients' businesses. Any failure in a client's system could result in a claim for substantial damages against the Company, regardless of the Company's responsibility for such failure. While the Company attempts to contractually limit its liability for damages arising from its IT services, there can be no assurance the limitations of liability set forth in its contractual relationships will be enforceable in all instances or would otherwise protect the Company from liability for damages. While the Company currently maintains general liability insurance including coverage for errors and omissions, there can be no assurance that the Company will avoid significant claims and attendant publicity. Furthermore, there can be no assurance that the Company's insurance coverage will be adequate or that such coverage will remain available at acceptable costs. Successful claims brought against the Company in excess of its insurance coverage could have a material adverse effect on the Company's business, operating results and financial condition.

                              PLAN OF DISTRIBUTION

SECURITIES OFFERED BY THE COMPANY


     The 1,303,568 shares of Common Stock offered by the Company may be offered for cash as follows: (i) shares may be offered and sold by the Company to employees, consultants and directors in the limited market (the "Limited Market") maintained by Capitol Securities Management Incorporated ("Capitol");
(ii) shares may be offered and sold to employees, consultants and directors pursuant to the Company's 1991 Stock Option, Stock Purchase Right and Stock Bonus Plan (the "1991 Plan"); (iii) shares may be offered and sold to a trustee for the benefit of employees under the Company's Employee Stock Ownership Plan (the "ESOP"); (iv) shares may be issued upon the exercise of options granted and available to be granted under the Company's stock option plans other than the 1991 Plan and non-plan individual stock option agreements and (v) shares may be issued to employees, consultants and directors pursuant to bonuses granted by the Board of Directors from time to time outside the 1991 Plan. It has not yet been determined how many shares will be employed by the Company for each such purpose. Sales to the ESOP are funded through Company contributions to the ESOP. Such funds are derived from the Company's operations.


SALES TO EMPLOYEES, CONSULTANTS AND DIRECTORS

     The Company believes that its success is principally dependent upon the abilities of its employees, consultants and directors. Therefore, since its inception, the Company has pursued a policy of offering such persons, as an inducement to enter into and remain in the employ of the Company, an opportunity to make an equity investment in the Company. At the discretion of the Board of Directors or the Compensation Committee of the Board of Directors, pursuant to the 1991 Plan, employees, consultants and directors may be granted purchase rights authorizing individuals to purchase in the Limited Market a specified number of shares of Common Stock offered hereby. Additionally, the Company may, pursuant to the 1991 Plan, offer its employees or consultants options to purchase a specified number of shares of Common Stock. Such purchase rights or options may be offered contingently upon obtaining a certain level of contract awards for the Company within a specified period or upon other performance criteria. The Company may also issue employees, consultants and directors stock bonuses.


     All of the Company's shareholders except for C. E. Velez, the Company's President and Chief Executive Officer, have executed Stock Restriction Agreements with the Company. All purchasers or recipients of shares of Common Stock offered by the Company as described above will also be required to enter into such Stock Restriction Agreements with the Company. Such agreements provide that, to the extent the purchaser is an employee, consultant or director of the Company, upon the purchaser's termination of employment or affiliation with the Company, the Company will have the right to repurchase all Common Stock owned by such shareholder, generally at the prevailing Formula Price at the time of termination except that the consent of the shareholder must be obtained when such repurchase would result in a loss to the shareholders. The Stock Restriction Agreements also afford the Company a right of first refusal with respect to purchase of a shareholder's Common Stock in the event that such shareholder desires to sell or transfer his shares outside the Limited Market. Further, no shareholder may sell or otherwise transfer his or her Common Stock outside the Limited Market without the prior written consent of the Company, which consent may be withheld for any reason or for no reason. The Company has the option of waiving the restrictions contained in the Stock Restriction Agreements for one or more shareholders, but has no present intention of doing so. If the Company were to waive the restrictions contained in the Stock Restriction Agreements for certain shareholders, the remaining shareholders would not have appraisal or similar rights as a result of such action. See "Determination of Offering Price -- Limited Market" and "Description of Capital Stock."


SECURITIES OFFERED BY THE SELLING SHAREHOLDERS


     The Selling Shareholders may sell up to an aggregate of 615,736 shares of Common Stock being offered hereby in the Limited Market. The Selling Shareholders will pay to Capitol a commission generally equal to 1.5 percent of the proceeds from such sales. See "Determination of Offering Price -- The Limited Market."

     The following table sets forth information as of September 30, 1998 with respect to the number of shares of Common Stock owned by each Selling Shareholder who is a director or officer of the Company or who owns greater than 10 percent of the outstanding Common Stock and by all Selling Shareholders as a group (excluding shares allocated to such person's accounts as of such date under the Company's employee benefit plans), and as adjusted to reflect the sale of all shares of Common Stock being offered by the Selling Shareholders. The table does not give effect to the sale of any shares of Common Stock being offered by the Company. All of the shares are owned of record. In addition, it should be noted that non-affiliate shareholders of the Company will be offering up to 1,791,528 additional shares of Common Stock for sale in the Limited Market on the same trading date as the 615,736 shares offered by the Selling Shareholders listed below pursuant to exemptions from registration under the Securities Act.



                                                OWNERSHIP PRIOR TO                      OWNERSHIP AFTER
                                                     OFFERING                             OFFERING**
                                              -----------------------    NUMBER     -----------------------
                                               NUMBER                   OF SHARES    NUMBER
               NAME/POSITION                  OF SHARES   PERCENT (1)    OFFERED    OF SHARES   PERCENT (1)
               -------------                  ---------   -----------   ---------   ---------   -----------
Terry J. Piddington, President, Systems
  Engineering Group (2).....................   422,127        4.9        422,127        0            0
Gregory H. Wagner, Executive Vice President,
  Chief Financial Officer and Treasurer
  (2).......................................   118,328        1.4        118,328        0            0
Raymond V. McMillan, Director (2)...........    29,759       *            29,759        0            0
George W. Morganthaler, Director (2)........    19,752       *            19,752        0            0
Harvey D. Kushner, Director (2).............    11,950       *            11,950        0            0
James M. Papada, Director (2)...............     6,526       *             6,526        0            0
Arturo Silvestrini, Director (2)............     4,520       *             4,520        0            0
David R. Mackie, Director (2)...............     2,774       *             2,774        0            0
All Selling Shareholders as a Group.........   615,736        7.1        615,736        0            0


---------------
 *  Represents less than 1 percent of the outstanding shares of Common Stock.

**  Assumes all shares offered by Selling Shareholders are sold.


(1) Based upon 8,664,662 outstanding shares of Common Stock at September 30,
    1998.


(2) See "Management -- Directors and Executive Officers" for additional information regarding this Selling Shareholder's affiliation with the Company and previous activity.


     The 615,736 shares of Common Stock registered for sale by the Selling Shareholders listed above represent the maximum number of shares that may be sold by such persons pursuant to this Prospectus. The Selling Shareholders may sell less than this maximum number of shares.


                        DETERMINATION OF OFFERING PRICE

     There is no established public trading market for the Common Stock. The Company has maintained a limited market ("Limited Market") as described below to provide liquidity for its Common Stock.

THE LIMITED MARKET

     Since its inception, the Company has pursued a policy of remaining essentially employee owned and, therefore, there has never been a public market for the Common Stock. Prior to September 1992, the Company offered to repurchase shares from shareholders on several occasions primarily for contribution to the Company's Employee Stock Ownership Plan ("ESOP"). In order to provide liquidity for its shareholders, however, the Company established a Limited Market through an agreement with Capitol Securities Management, Inc. ("Capitol") whereby Capitol maintains the Limited Market. From September 1992 through December 1997, five trades have been conducted in the Limited Market, one each in 1992, 1993 and 1995 and two in 1994. There were no trades conducted in 1996 or 1997.

     It is anticipated that the Limited Market will continue to permit existing shareholders to sell shares of Common Stock on at least one predetermined date each year (the "Trade Date"). Such sales will be made at the prevailing Formula Price, or such other price as may be determined by the Board of Directors with the advice of an independent appraiser, to employees, consultants and directors of the Company. In addition, the Company will be authorized, but not obligated, to purchase shares of Common Stock in the Limited Market to satisfy its requirements (including for sale to the trustees of the Company's ESOP), but only if and to the extent that the number of shares offered for sale by shareholders exceeds the number of shares sought to be purchased by authorized buyers.


     In the event that the aggregate number of shares offered for sale by the sellers is greater than the aggregate number of shares sought to be purchased by authorized buyers and the Company, offers to sell will be treated in the following manner: Offers to sell 1,000 shares or less of Common Stock or up to the first 1,000 shares if more than 1,000 shares of Common Stock are offered by any seller will be accepted first. Offers to sell shares in excess of 1,000 shares of Common Stock will be accepted on a pro-rata basis based on the number of shares owned by those shareholders wanting to sell shares. If, however, there are insufficient purchase orders to support the primary allocation of 1,000 shares of Common Stock or less per seller, then the purchase orders will be allocated equally among each of the proposed sellers up to each seller's total number of shares offered for sale. Subject to applicable legal or contractual restrictions and the availability of funds, the Company currently intends to purchase sufficient shares on each Trade Date so that each shareholder wishing to sell shares will be able to sell at least 1,000 shares. Such restrictions include those contained in the Colorado Business Corporation Act, which prohibit a corporation from purchasing its outstanding shares if, as a result of such purchase, (i) the corporation would not be able to pay its debts as they become due in the usual course of business or (ii) the corporation's total assets would be less than its total liabilities plus any amount necessary, if the corporation were to be dissolved at the time of the distribution, to satisfy any preferential payments upon dissolution of shareholders holding a class of stock senior to the class of stock being repurchased by the corporation. The Company's current credit agreement also restricts the Company from purchasing Common Stock if doing so would cause it to violate one of the financial covenants in the credit agreement. These financial covenants include requirements to preserve a certain fixed charge coverage ratio, earnings before interest and taxes to interest expense ratio and total outstanding debt to accounts receivable ratio. In addition, the Company may enter into other contracts in the future which restrict its ability to repurchase its outstanding Common Stock. The Company currently has available funds to purchase up to 50,000 shares in the Limited Market which it believes are adequate to meet its requirements and is not currently restricted from making such purchases.



     To the extent that the aggregate number of shares sought to be purchased exceeds the aggregate number of shares offered for sale, the Company may, but is not obligated to, sell authorized but unissued shares of Common Stock in the Limited Market. If the number of purchase orders exceeds the number of sell orders plus any shares sold by the Company, the aggregate number of shares offered for sale will be allocated, pro rata, among the purchasers based upon the total number of shares each has subscribed for.



     All sellers in the Limited Market, other than the Company, pay Capitol a commission generally equal to 1.5 percent of the proceeds from such sales. No commission is paid by purchasers in the Limited Market. Prior to each Trade Date, Capitol will receive sell orders from shareholders and buy orders from authorized purchasers and the Company. On each Trade Date, Capitol will match sellers and buyers of the Company's Common Stock (including, to the extent applicable, the Company) according to the proration rules described above. Capitol will then forward payments to sellers, minus the commission, and will issue in book-entry form, the shares of Common Stock to the purchasers. Capitol will not buy or sell shares of Common Stock for its own account or as an agent for the Company.



     Each shareholder of the Company who elects to purchase or sell Common Stock has an account established with Capitol. On the day after each Trade Date, a confirmation of purchases or sales is generated for each shareholder showing price per share, number of shares, commission paid, net dollars transacted and settlement date. The purchase price for Common Stock purchased on a Trade Date must generally be received by Capitol within three business days following such date.

     While the Company established the Limited Market to attempt to provide liquidity to shareholders, there can be no assurance that there will be sufficient liquidity to permit shareholders to resell their shares in the Limited Market.


THE FORMULA


     The purchase price of the shares of Common Stock in the Limited Market will be at the formula price described below (the "Formula Price"). The Formula Price is established by the Board of Directors of the Company based on the performance of the Company as measured by certain factors listed below as well as certain other factors also listed below which are determined based on the recommendation of an independent appraiser. The Formula Price will be redetermined at least annually. The price is determined according to the following formula (the "Formula"): the price per share is equal to the product of (i) a number representing one minus the discount for the limited liquidity of the stock ("D") and (ii) a fraction, the denominator of which is the number of outstanding shares and share equivalents ("Wi") and the numerator of which is the sum of (A) a number which is the product of 2.25 and the book value of the Company at the end of the applicable period ("BV") and (B) a number which is the product of (a)
11.34 ("K") and (b) a number equal to the product of (I) a market index ("MI") based on certain comparable companies, (II) the after tax profits from operations for the last 12 month period ("P") and (III) a fraction, the denominator of which is 2 and the numerator of which is the sum of (A) the change in contract margin ("CM"), which is a number equal to the contract margin for the last 12 months divided by the contract margin for the prior 12 month period, where contract margin is the contract fee as a percentage of contract cost adjusted for program reserves and allowances and (B) the change in revenue growth ("R"), which is a number equal to a fraction, the numerator of which is revenue for the last 12 months and the denominator of which is the revenue for the prior 12 month period times the change in the consumer price index for that period. The Formula Price of the Common Stock expressed as an equation, is as follows:

                                                      CM+R
                                      2.25BV+K(MI)(P)(----)
                                                        2
                     Formula Price=D[ -------------------------]
                                              W(i)


                                  math formula

     The "discount factor" is a number which is intended to reflect the discount for the limited liquidity of the Common Stock and the "market index" is a number which is intended to reflect existing securities market conditions. Both of these factors are established annually by the Board of Directors based upon the recommendation of an independent appraisal firm. The 11.34 multiplier is a constant representing the factor necessary to equalize the initial stock price calculated by the Formula to the appraised price for the Common Stock on the date the Formula was adopted. The remainder of the factors will be based on the Company's historical financial data.


PROCEDURES FOR DETERMINING FORMULA PRICE


     The Formula is used to determine the offering price at which the Common Stock will be sold and will trade in the Limited Market, except in the circumstances set forth below. The present Formula was adopted by the Board of Directors on September 14, 1998, following a determination by the Board of Directors that the prior formula was not resulting in a fair market value for the Common Stock. The Board of Directors believes the current Formula results in a fair market value for the Common Stock within a broad range of financial criteria.

     In redetermining the current Formula, net income for the trailing twelve months was adjusted for all factors associated with the sale of the Company's Space and Telecommunications business having a financial impact on continuing operations in 1997. The adjusted net income for use in the Formula at June 30, 1998 was $2,482,000.

     Annually, the Company provides audited financial statements and other data as requested by the independent appraiser. The independent appraiser analyzes that data and recommends two factors of the

Formula: the Market Index ("MI") and the Discount Factor ("D"). Based on this recommendation, the Board of Directors determines the Formula Price. The Board of Directors also obtains an appraisal of the current fair market value of the Common Stock from the independent appraiser in order to confirm that the Formula has resulted in a price which falls within an acceptable range of values for the fair market value of the Common Stock.


     In those circumstances when the Board of Directors determines the Formula has not resulted in a fair market value for the Common Stock, the Company establishes a price for the Common Stock within the range established by the independent appraisal. The price of $5.05 per share at June 30, 1997 and at December 31, 1997 was based solely on an independent appraisal as were all share prices prior to the adoption of the Formula. Such appraisal is required on an annual basis for purposes of valuing the assets contained in the Company's ESOP and for determining the price at which the ESOP may purchase shares of Common Stock.

PRICE RANGE OF COMMON STOCK

     The following table sets forth the price per share (after giving effect for all years presented for a 2 for 1 split of the Company's common stock in February 1998) at which the Common Stock was valued by the Board of Directors based on an appraisal performed by the Company's independent appraiser, Legg Mason Wood Walker, Inc., for the last twelve years. The 1992, 1993, both 1994 and 1995 appraisal prices were also the prices at which shares were sold in the Limited Market for each of the following periods ending on the dates set forth below.

                EFFECTIVE DATE OF APPRAISAL                   PRICE PER SHARE
                ---------------------------                   ---------------
June 30, 1998...............................................      $5.840
December 31, 1997...........................................      $5.050
June 30, 1997...............................................      $5.050
December 31, 1995...........................................      $4.745
December 31, 1994...........................................      $4.695
June 30, 1994...............................................      $4.485
December 31, 1993...........................................      $4.364
December 31, 1992...........................................      $3.583
December 31, 1991...........................................      $3.002
December 31, 1990...........................................      $2.088
December 31, 1989...........................................      $2.050
December 31, 1988...........................................      $2.015
December 31, 1987...........................................      $1.400
December 31, 1986...........................................      $0.888

REPORT OF INDEPENDENT APPRAISER

     Since 1986, Legg Mason Wood Walker, Inc. ("Legg Mason") has been engaged by the Company to act as the independent appraiser for the Company with respect to the Common Stock. Legg Mason was selected because it is a nationally recognized investment banking firm that has extensive experience in the valuation of securities of all types, including closely-held and seldom traded securities.


     In connection with the Board's determination of the Formula Price, Legg Mason recommends to the Board of Directors (i) the discount factor ("D") to reflect the limited liquidity of the Company's Common Stock and (ii) the market index ("MI") to reflect existing securities market conditions. Legg Mason also provides to the Board of Directors an assessment as to whether the Formula Price calculated is within a range which Legg Mason considers reasonable. Legg Mason makes these determinations based on its own analysis after reviewing and analyzing numerous factors including, without limitation, (i) the Company's annual and quarterly reports, (ii) interviews with management regarding the Company's business, earnings, cash flow, assets and prospects, (iii) contract backlog data and contract profiles prepared by Company management,

(iv) data regarding the financial performance and market valuation of selected public companies deemed by Legg Mason to be comparable to the Company and (v) data relating to recent merger and acquisition activity of selected public companies deemed by Legg Mason to be comparable to the Company.


DIVISION OF MARKET REGULATION

     The Company has had discussions with the staff of the Division of Market Regulation concerning the operation of the Limited Market in compliance with the Exchange Act. While the Commission has not formally indicated to the Company any specific concerns regarding the operation of the Limited Market it may do so in the future. If the Commission raises such concerns, there can be no assurance that the Company will be able to continue operation of the Limited Market.

                                USE OF PROCEEDS

     The shares of Common Stock which are offered hereby are being offered to permit the continued acquisition of Common Stock by the Company's employee benefit plans as described herein and to permit the Company to offer shares of Common Stock to employees, consultants and directors. The main purpose of this offering is to broaden the participation of employees, consultants and directors in the performance of the Company. See "Plan of Distribution" and "Determination of Offering Price."

     The Company does not intend or expect this offering to raise significant capital. Any net proceeds received by the Company from the sale of shares of Common Stock offered by the Company after deducting expenses will used for working capital and general corporate purposes. Currently, the Company has no specific plans for the use of such proceeds.

     The Company will not receive any portion of the net proceeds from the sale of shares by the Selling Shareholders.

                                DIVIDEND POLICY

     It is the current policy of the Company to retain all earnings to provide funds for the Company's growth. Therefore, the Company has no current intention of paying cash dividends on the Common Stock. The Company has not made any distributions to its shareholders since 1988. The Company's bank credit agreement requires advance approval by the bank for the Company to pay any dividends.

                              BOOK VALUE DILUTION


     At September 30, 1998, the Company had a net tangible book value per share of Common Stock of $1.82. "Net tangible book value per share" represents the amount of the Company's tangible net worth (total tangible assets less total liabilities) divided by the total number of shares of Common Stock outstanding at September 30, 1998. Assuming that all of the 1,335,338 shares offered by the Company hereby had been sold at the current Formula Price of $5.84 per share, or an aggregate of $7,743,374 net of expenses, the pro forma net tangible book value of the Common Stock at September 30, 1998 would have been $2.35 per share. That amount represents an immediate book value dilution of $3.49 per share (the difference between the offering price and the net tangible book value per share after the offering) to persons purchasing Common Stock in the offering. The Company may not in fact sell all of the shares offered by it pursuant to this Prospectus, but it has been assumed that this is the case in order to demonstrate the maximum dilutive effect sales by the Company could have. The following table illustrates the per share dilution:



Offering price to new investors.............................         $5.84
Net tangible book value per share before offering...........  $1.82
Maximum net increase in net tangible book value per share
  attributable to purchase of shares offered................    .53
                                                              -----
Maximum pro forma net tangible book value per share after
  giving effect to the offering.............................          2.35
                                                                     -----
Maximum dilution in net tangible book value per share to
  purchasers of shares in the offering......................         $3.49
                                                                     =====



     The following table sets forth the number of shares which may be purchased from the Company in the offering, the total consideration paid and the average price per share paid by existing shareholders since the Company's inception and to be paid by the new investors in the offering:



                                     SHARES PURCHASED      TOTAL CONSIDERATION
                                   --------------------   ---------------------   AVERAGE PRICE
                                     NUMBER     PERCENT     AMOUNT      PERCENT     PER SHARE
                                   ----------   -------   -----------   -------   -------------
Existing Shareholders............   8,664,662     87.0    $ 7,958,000     50.7        $0.92
New Investors....................   1,335,338     13.0      7,743,374     49.3         5.84
                                   ----------    -----    -----------    -----        -----
     Total.......................  10,000,000    100.0    $15,701,374    100.0        $1.57
                                   ==========    =====    ===========    =====        =====



     The above computations do not give effect to the exercise of outstanding non-qualified stock options to purchase 1,194,165 shares of Common Stock at a weighted average price of $4.05 per share. To the extent all these options were exercised contemporaneously with the offering, purchasers of shares in the offering would experience dilution of $3.67 per share. See
"Management -- Employee Benefit Plans -- Non-Qualified Stock Options" and
"-- 1991 Plan." For purposes of these calculations, the Company has assumed that
(i) all options are exercised at their respective option prices, (ii) the Company has repurchased from shareholders the number of shares necessary for issuance to all those exercising at the current Formula Price of $5.84, and
(iii) all shares offered pursuant to this Prospectus have been sold at the current Formula Price of $5.84.

                            SELECTED FINANCIAL DATA


     The following selected consolidated financial data for each of the years in the five year period ended December 31, 1997 and as of December 31, 1993, 1994, 1995, 1996 and 1997 have been derived from the consolidated financial statements of the Company. The consolidated financial statements for each of the five years ended December 31, 1993 through 1997 have been audited by Ernst & Young LLP, independent auditors. The selected consolidated financial data for the nine months ended September 30, 1997 and 1998 and as of September 30, 1997 and 1998 are derived from unaudited financial statements. The unaudited financial statements include all adjustments which the Company considers necessary for a fair presentation of the financial position and the results of operations for these periods and as of such dates. Operating results for the nine months ended September 30, 1998 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1998. The data (in thousands, except for per share data) should be read in conjunction with the consolidated financial statements, related notes, and other financial information included elsewhere in this document.



                                                                                                        NINE MONTHS
                                                            YEAR ENDED DECEMBER 31,                 ENDED SEPTEMBER 30,
                                               --------------------------------------------------   -------------------
                                                1993       1994       1995       1996      1997       1997       1998
                                               -------   --------   --------   --------   -------   --------   --------
                                                          (AMOUNTS IN THOUSANDS, EXCEPT EARNINGS PER SHARE)
Income Statement Data:
Contract revenues............................  $92,072   $107,471   $105,224   $ 96,246   $92,239   $69,650    $83,105
Cost of contract revenues....................   77,394     90,102     96,633     87,644    78,530    58,793     65,412
Selling, general and administrative
  expenses...................................    5,277      6,723      4,117      5,431     9,622     6,591     10,891
Other expenses...............................    1,492        833       (292)     2,447     3,668       541      1,258
                                               -------   --------   --------   --------   -------   -------    -------
Operating profit.............................    7,909      9,813      4,766        724       419     3,725      5,544
Interest expense.............................      248        907        850        969     1,589     1,329        854
                                               -------   --------   --------   --------   -------   -------    -------
Income (loss) before income taxes............    7,661      8,906      3,916       (245)   (1,170)    2,396      4,690
Provision (benefit) for income taxes.........    3,370      3,830      1,567        (80)     (500)      899      1,760
                                               -------   --------   --------   --------   -------   -------    -------
Income (loss) from continuing operations.....    4,291      5,076      2,349       (165)     (670)    1,497      2,930
Income (loss) from discontinued operations,
  net of income taxes(1)(2)..................      259       (617)      (403)   (10,872)      648     1,526     (2,482)
                                               -------   --------   --------   --------   -------   -------    -------
Net income (loss)............................  $ 4,550   $  4,459   $  1,946   $(11,037)  $   (22)  $ 3,023    $   448
                                               =======   ========   ========   ========   =======   =======    =======
Basic earnings (loss) per share:
    Continuing operations....................  $  0.48   $   0.53   $   0.27   $  (0.02)  $ (0.07)  $  0.16    $  0.34
    Discontinued operations..................     0.03      (0.06)     (0.05)     (1.22)     0.07      0.16      (0.29)
                                               -------   --------   --------   --------   -------   -------    -------
Earnings (loss) per share....................  $  0.51   $   0.47   $   0.22   $  (1.24)  $  0.00   $  0.32    $  0.05
                                               =======   ========   ========   ========   =======   =======    =======
Diluted earnings (loss) per share:
    Continuing operations....................  $  0.46   $   0.50   $   0.25   $  (0.02)  $ (0.07)  $  0.16    $  0.32
    Discontinued operations..................     0.03      (0.06)     (0.04)     (1.22)     0.07      0.16      (0.27)
                                               -------   --------   --------   --------   -------   -------    -------
Earnings (loss) per share-diluted............  $  0.49   $   0.44   $   0.21   $  (1.24)  $  0.00   $  0.32    $  0.05
                                               =======   ========   ========   ========   =======   =======    =======
Weighted average number of shares
  outstanding................................    8,853      9,567      8,863      8,875     9,092     9,092      8,706
                                               -------   --------   --------   --------   -------   -------    -------
Diluted average number of shares
  outstanding................................    9,378     10,092      9,418      8,875     9,092     9,307      9,152
                                               -------   --------   --------   --------   -------   -------    -------



                                                                   DECEMBER 31,                       SEPTEMBER 30,
                                                  -----------------------------------------------   -----------------
                                                   1993      1994      1995      1996      1997      1997      1998
                                                  -------   -------   -------   -------   -------   -------   -------
Balance Sheet Data:
Cash and cash equivalents.......................  $ 1,390   $ 3,902   $   235   $    16   $    --   $    --   $    --
Working capital.................................   24,987    20,638    19,713    23,238    12,588    15,227    12,586
    Total assets................................   74,346    89,816    91,530    83,457    45,288    48,376    47,111
Short-term debt.................................    5,524    15,750    17,074    28,335     9,112    13,106    10,963
Long-term debt..................................   15,000    15,000    15,000    15,000     3,333        --     2,083
    Total stockholders' equity..................   24,417    27,950    28,773    17,793    15,810    20,729    15,763


---------------
(1) During 1997, the Company sold its Space and Telecommunications Systems and its Mobile Information and Communications Services businesses to Orbital Sciences Corporation. Results of operations have been restated to exclude revenues and expenses of discontinued operations from captions applicable to continuing operations. See Note 2 to the Consolidated Financial Statements.


(2) During 1995, the Company discontinued the operations of its Simulation Systems Division, which manufactured aircraft flight simulators for sale or lease, and sold its assets to a company substantially owned by one of the Company's principal stockholders. Results of operations have been restated to exclude revenues and expenses of discontinued operations from captions applicable to continuing operations. See "Certain Transactions" and Note 2 to the Consolidated Financial Statements.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere in this Prospectus.

OVERVIEW


     Computer Technology Associates, Inc. (the "Company," formerly CTA INCORPORATED) provides information technology services to Federal, State and commercial markets including Year 2000 services, network design and implementation, mainframe to client-server conversions, software language upgrades, database development and maintenance, electronic data interchange and automated enterprise management technologies. During 1995, the Company disposed of its aircraft simulation systems business. During 1996, the Company completed a five year prime contract with the U.S. Navy and, although it was ineligible to rebid this contract as the prime contractor, is now a major subcontractor receiving approximately 45% of the total contract revenues. During 1997, the Company sold the Advanced Information Systems division and several systems engineering contracts ended. As a result, the Company's revenues from systems engineering services, principally to the Federal government, have declined. Since 1997 the Company has focused its marketing efforts on software engineering services, primarily Year 2000 services, for State and local governments and commercial entities in order to increase such revenues. Also during 1997, the Company disposed of its Space and Telecommunications Systems and its Mobile Information and Communications Services businesses. In 1998, the Company realigned its corporate organization to further refine its focus on the rapidly growing market for commercial and governmental IT services creating the CTA Systems Engineering Group and the CTA Software Engineering Group.


RESULTS OF OPERATIONS

     The following tables set forth certain items in the Company's Statements of Operations as a percentage of contract revenues:


                                                                                 NINE MONTHS
                                                                                    ENDED
                                                  YEAR ENDED DECEMBER 31,       SEPTEMBER 30,
                                                  ------------------------      -------------
                                                   1995     1996     1997       1997    1998
                                                  ------   ------   ------      -----   -----
Contract revenues...............................  100.0%   100.0%   100.0%      100.0%  100.0%
Cost of contract revenues.......................   91.9     91.1     85.2        84.4    78.7
Selling, general and administrative expenses....    3.9      5.6     10.4         9.5    13.1
Supplemental ESOP contribution..................    0.0      0.0      3.2         0.0     0.0
Other expenses..................................   (0.3)     2.5      0.8         0.8     1.5
                                                  -----    -----    -----       -----   -----
Operating profit (loss).........................    4.5      0.8      0.4         5.3     6.7
Interest expense................................    0.8      1.0      1.7         1.9     1.0
                                                  -----    -----    -----       -----   -----
Income (loss) before income taxes...............    3.7     (0.2)    (1.3)        3.4     5.7
Provision (benefit) for income taxes............    1.5     (0.0)    (0.6)        1.3     2.1
                                                  -----    -----    -----       -----   -----
Income (loss) from continuing operations........    2.2     (0.2)    (0.7)        2.1     3.6
Income (loss) from discontinued operations, net
  of income taxes...............................   (0.4)   (11.3)     0.7         2.2    (3.1)
                                                  -----    -----    -----       -----   -----
Net income (loss)...............................    1.8    (11.5)     0.0         4.3     0.5
                                                  =====    =====    =====       =====   =====

     The following tables set forth certain items in the Company's Statements of Operations by operating segment:


                                                                             NINE MONTHS
                                           YEAR ENDED DECEMBER 31,       ENDED SEPTEMBER 30,
                                        ------------------------------   -------------------
                                          1995       1996       1997       1997       1998
                                        --------   --------   --------   --------   --------
                                                           (IN THOUSANDS)
Contract revenues:
     Systems Engineering..............  $105,224   $ 91,953   $ 73,464   $ 57,501   $ 53,306
     Software Engineering.............        --      4,293     18,775     12,149     29,799
                                        --------   --------   --------   --------   --------
                                        $105,224   $ 96,246   $ 92,239   $ 69,650   $ 83,105
                                        ========   ========   ========   ========   ========
Operating profit (loss):
     Systems Engineering..............  $  4,474   $  2,442   $  2,933   $  3,643   $  3,491
     Software Engineering.............        --        729      1,154        623      3,311
     Other expenses...................       292     (2,447)    (3,668)      (541)    (1,258)
                                        --------   --------   --------   --------   --------
                                        $  4,766   $    724   $    419   $  3,725   $  5,544
                                        ========   ========   ========   ========   ========



NINE MONTHS ENDED SEPTEMBER 30, 1998 COMPARED WITH NINE MONTHS ENDED SEPTEMBER 30, 1997



     Contract Revenues. Contract revenues increased 19% to $83.1 million for the nine months ended September 30, 1998 from $69.7 million for the nine months ended September 30, 1997, as a result of a 277% increase in commercial contract revenues.



     Systems engineering contract revenues decreased 7% for the nine months ended September 30, 1998 from the comparable period in 1997. Decreases in revenues on the General Services Administration ("GSA") Eastern Zone contract, which ended in the third quarter of 1997, on the Range Instrumentation Development ("RID") program, which ended on September 30, 1998 and on the Technical Engineering and Management Support IV ("TEMS IV") program at Hanscom Air Force Base, which is winding down, and smaller decreases in other Federal programs, were partially offset by increases in contract revenues on GSA Schedule contracts.



     Software engineering contract revenues increased 145% for the nine months ended September 30, 1998 from the comparable period in 1997. The increase is primarily attributable to new Year 2000 conversion contracts with the States of Iowa, Kansas, Michigan, Texas and commercial companies such as Cessna Aircraft and Norrell.



     Commercial contract revenues from both systems engineering and software engineering services increased to $33.6 million, or 40% of total contract revenues, for the nine months ended September 30, 1998 from $12.1 million, or 17% of total contract revenues, for the nine months ended September 30, 1997.



     Cost of Contract Revenues. Cost of contract revenues increased to $65.4 million, or 78.7% of contract revenues, for the nine months ended September 30, 1998, from $58.8 million, or 84.4% of contract revenues, for the comparable period in 1997. This decrease in cost of contract revenues as a percentage of contract revenues resulted primarily from the increase of higher margin commercial contracts as a percentage of overall contract revenues.



     SG&A. Selling, general and administrative expenses ("SG&A") increased to $10.9 million, or 13.1% of contract revenues, for the nine months ended September 30, 1998, from $6.6 million, or 9.5% of contract revenues, for the comparable period in 1997. The increase in SG&A reflects the Company's continued investment in infrastructure and in the initiatives required to implement the Company's marketing strategies and increased focus on commercial markets.



     Other Expenses. Other expenses increased to $1.3 million in 1998 from $0.5 million in 1997 due to additional reserves and write-downs of certain contract receivables.

     Operating Profit. As a result of the foregoing, the Company had an operating profit of $5.5 million for the nine months ended September 30, 1998 and an operating profit of $3.7 million for the comparable period in 1997.



     Loss from Discontinued Operations. The loss from discontinued operations for 1998 reflects an adjustment of $2.1 million for the final settlement of the sales price of the Company's Space and Telecommunications business, which was sold in the third quarter of 1997, and a binding arbitration award of $2.0 million to a former employee of that business. The amounts are presented net of income tax benefit in the Consolidated Statements of Operations.


1997 COMPARED WITH 1996


     Contract Revenues. Contract revenues decreased 4.2% to $92.2 million in 1997 from $96.2 million in 1996. Software engineering contract revenues increased 365% to $15.8 million in 1997 from $3.4 million in 1996. Such increase resulted primarily from the Company's Year 2000 Century Date Change conversion contracts. The Company performed such services in 1997 for the States of Nebraska, Kansas, Iowa and others as well as Cessna Aircraft and Virginia Tech.


     A new Systems engineering contract in 1997, providing program management and integration for the Assistant Secretary of Defense for Health Affairs, generated revenues of $7.1 million. Another new program, the Defense Enterprise Integration Services ("DEIS") subcontract to Computer Sciences Corporation ("CSC") generated revenues of $4.1 million in 1997. Contract revenues on the Company's contact with the GSA's Federal Supply Service increased 65% from $6.5 million in 1996 to $10.8 million in 1997.

     These increases in contract revenues were offset by decreases in revenues from the TEMS IV program at Hanscom Air Force Base of $10.4 million in 1997 compared to 1996 as the program winds down. Revenues on the Naval Air Weapons Center ("NAWC") contract at China Lake, California decreased in 1997 by $5.2 million compared to 1996. In the first quarter of 1996, the Company completed its five-year contract with the NAWC, the last of the Company's significant contracts awarded during its period of eligibility for small business awards which ended in 1992. Although it was ineligible to rebid for this contract as the prime contractor, the Company is a major subcontractor to the small business prime contractor who was awarded the NAWC follow-on contract, from which the Company receives approximately 45% of the contract revenues. Contract revenues on the NAWC subcontract increased by $0.3 million in 1997 compared to 1996.

     Contract revenues in 1997 decreased by $2.0 million on the Range Instrumentation Development contract and by $1.3 million on the AUA technical assistance contract. Contracts which ended in 1997, such as the Systems Engineering Analysis contract with NASA and the GSA Eastern Zone contract contributed to the decline in revenues, as did the sale of the Advanced Information Systems division. Contracts which ended in 1996, such as the Air Force Warning System integration contract, also contributed to the overall decline in contract revenues in 1997.

     The Company revised its estimates of the full contract value and profitability of its Eastern Zone contract with the GSA, resulting in a reduction in revenues and operating profit in 1996 of $2.6 million, reflecting the Company's then current estimate of the contract's profit at completion. The Eastern Zone contract incurred significant start-up costs related to the establishment of nine new facilities required for contract performance and to difficulties encountered in cost-effective staffing of the personnel required under the contract. The use of subcontract personnel to fill critical positions resulted in cost overruns.


     The Company initially expected that future contract performance over the full contract term at originally anticipated staffing levels would result in profit sufficient to offset early program losses. However, revenues on the contract were not sufficient to offset these losses. The Company has submitted claims against the U.S. government seeking recovery of $1.5 million of the overrun. The Company has recorded these claims as an unbilled receivable, against which it has certain reserves which it deems adequate.



     Cost of Contract Revenues. Cost of contract revenues decreased 10.4% to $78.5 million, or 85.2% of contract revenues, in 1997 from $87.6 million, or 91.1% of contract revenues, in 1996. The decrease in cost of contract revenues as a percentage of contract revenues resulted primarily from the effect of changes in the estimated contract value and profitability of the Eastern Zone contract in 1996. Without giving effect to the reduction in revenues due to the Eastern Zone contract, the cost of contract revenues as a percentage of contract revenues for 1996 was 88.7%. The decrease in cost of contract revenues in 1997 would have been even more significant were it not for the indirect cost impact of $0.9 million related to the sale of the Space and Telecommunications business and one-time start-up costs of $1.0 million related to certain software engineering contracts.

     SG&A. SG&A for 1997 increased 77.2% to $9.6 million, or 10.4% of contract revenues, from $5.4 million, or 5.6% of contract revenues, in 1996. Higher costs and reduced revenues accounted for the increase in SG&A as a percentage of contract revenues in 1997. The increase in SG&A reflects the Company's continued investment in infrastructure and in the initiatives required to implement the Company's marketing strategies and increased focus on commercial markets as well as the indirect cost impact of $0.3 million related to the sale of the Space and Telecommunications business.


     Supplemental ESOP Contribution. During 1997, the Board of Directors elected to make a one-time supplemental contribution of approximately $3.0 million to the Company's employee stock ownership plan ("ESOP") out of the proceeds from the sale of the Space and Telecommunications business to allow the employees to share in the Company's success. The Board authorized the supplemental contribution after the sale had closed and the Company's new bank credit facility was in place.


     Other Expenses. Other expenses decreased to $0.7 million in 1997 from $2.4 million in 1996. The decrease is due primarily to the write-off in the fourth quarter of 1996 of capitalized software costs of $0.8 million and $0.9 million related to the Company's unsuccessful initial public offering.

     Operating Profit (Loss). As a result of the foregoing, the Company had an operating profit of $0.4 million in 1997 compared to an operating profit of $0.7 million in 1996.


     Interest Expense. Interest expense increased to $1.6 million in 1997 from $1.0 million in 1996 due to the increase in the interest rate on the Company's subordinated debt which was triggered by the sale of the Space and Telecommunications Systems business to Orbital Sciences Corporation ("Orbital"). The Company's subordinated debt was repaid with the proceeds from such sale. Interest expense allocated to discontinued operations was $2.1 million in 1997 and $3.3 million in 1996.



     Income (Loss) from Discontinued Operations. The income from discontinued operations in 1997 was $0.6 million, net of tax benefits of $1.4 million, compared to a loss from discontinued operations of $10.9 million, net of tax benefits of $5.6 million in 1996. The income in 1997 includes a gain on the sale of the segments to Orbital of $3.9 million. The loss in 1996 includes a charge of $6.4 million from the write-off of the Company's investment in GEMnet and a charge of $2.8 million for additional reserves due to schedule delays on the Indostar program. During 1996, the Company had been in discussions with certain international companies to continue the GEMnet program after the 1995 launch failure. These discussions did not produce a viable solution and as a result the Company decided to terminate the program and write-off its remaining investment.


1996 COMPARED WITH 1995

     Contract Revenues. Contract revenues decreased 8.5% to $96.2 million in 1996 from $105.2 million in 1995. An increase in revenue of $3.6 million on the RID contract, $3.4 million on the Nebraska contract and $1.3 million on the Maritech contract was more than offset by the decrease of $11.2 million on the NAWC and NAWC follow-on contracts and $6.5 million on the Eastern Zone contract.

     In the first quarter of 1996, the Company completed its five-year prime contract with the NAWC at China Lake, California. This represented the last of the Company's significant contracts awarded during its period of eligibility for small business awards, which ended in 1992. This contract represented $20.4 million in revenues in 1995. Although it was ineligible to rebid for this contract as the prime contractor, the Company is a major subcontractor to the small business prime contractor who was awarded the NAWC follow-on contract in April 1996, from which the Company receives approximately 45% of the contract revenues. In 1996, the

Company received revenues of $5.1 million from the original NAWC contract and $4.1 million in revenues from the follow-on contract.

     The Company revised its estimates of the full contract value and profitability of its Eastern Zone contract with the GSA, resulting in a reduction in revenues and operating profit in 1996 of $2.6 million, reflecting the Company's then current estimate of the contract's profit at completion. The Eastern Zone contract incurred significant start-up costs related to the establishment of nine new facilities required for contract performance and to difficulties encountered in cost-effective staffing of the personnel required under the contract. The use of subcontract personnel to fill critical positions resulted in cost overruns.

     The Company initially expected that future contract performance over the full contract term at originally anticipated staffing levels would result in profit sufficient to offset early program losses. However, revenues on the contract were not sufficient to offset these losses. The Company has submitted claims against the U.S. government seeking recovery of $1.5 million of the overrun. The Company has recorded these claims as an unbilled receivable, against which it has certain reserves.


     Cost of Contract Revenues. Cost of contract revenues decreased 9.3% to $87.6 million, or 91.1% of contract revenues, in 1996 from $96.6 million, or 91.9% of contract revenues, in 1995. Without giving effect to the reduction in revenues due to the Eastern Zone contract, the cost of contract revenues as a percentage of contract revenues for 1996 was 88.7%.



     SG&A. SG&A for 1996 increased 31.7% to $5.4 million, or 5.6% of contract revenues, from $4.1 million, or 3.9% of contract revenues, in 1995. Higher costs and reduced revenues accounted for the increase in SG&A as a percentage of contract revenues in 1996. The increase in SG&A reflects the Company's continued investment in infrastructure and in the initiatives required to implement the Company's marketing strategies and increased focus on commercial markets.


     Other Expenses. Other expenses increased to $2.4 million in 1996 from $(0.3) million in 1995. The increase is due primarily to the write-off in the fourth quarter of 1996 of capitalized software costs of $0.8 million and $0.9 million related to the Company's unsuccessful initial public offering. Lower expenses in 1995 resulted from a reversal of certain amounts in reserves in 1995 set aside in 1994.

     Operating Profit (Loss). As a result of the foregoing, the Company had an operating profit of $0.7 million in 1996 compared to an operating profit of $4.8 million in 1995.

     Interest Expense. Interest expense increased to $1.0 million in 1996 from $0.8 million in 1995 due to higher average balances on the bank credit facility due to increased capital expenditures. Interest expense allocated to discontinued operations was $3.3 million in 1996 and $3.2 million in 1995.

     Income (Loss) from Discontinued Operations. The loss from discontinued operations in 1996 was $10.9 million, net of tax benefits of $5.6 million, compared to a loss from discontinued operations of $0.4 million, net of tax benefits of $0.3 million in 1995. The loss in 1996 includes charges totaling $9.2 million related to lower profitability on a contract and the write-off of the investment in GEMnet. The loss in 1995 includes a loss of $0.5 million from the disposal of the Simulation Systems Division.

LIQUIDITY AND CAPITAL RESOURCES


     The Company's net income (loss) was $0.5 million for the nine months ended September 30, 1998 and ($0.02) million, ($11.0) million, and $1.9 million for the years ended December 31, 1997, 1996 and 1995, respectively. Its cash flow provided by (used in) operating activities was $4.1 million for the nine months ended September 30, 1998 and ($10.2) million, ($5.6) million, and $2.4 million in 1997, 1996 and 1995, respectively. The principal factors accounting for the provision (use) of cash in operating activities in the first nine months of 1998 were a $4.3 million decrease in recoverable income taxes and changes in working capital accounts providing $3.8 million of cash offset by an increase in accounts receivable of $6.5 million. The principal factors accounting for the provision (use) of cash in operating activities in 1997 were ($3.9) million non-cash gain on disposal of segments, $2.8 million of depreciation and amortization expense, ($3.6) million payment of previously accrued interest, and changes in working capital accounts using $5.6 million of cash.

The principal factors accounting for the provision (use) of cash in operating activities in 1996 were the net loss of $11.0 million and an increase in accounts receivable and other net assets of $6.6 million, offset by $5.6 million of depreciation and amortization expense and the $6.4 million write-off of the investment in GEMnet. The principal factors accounting for the provision (use) of cash in operating activities in 1995 were a $0.7 million loss on the disposal of the Simulation Systems Division, $3.2 million of depreciation and amortization expense, $1.0 million provision for receivable allowances, $1.1 million of accrued interest and changes in working capital accounts using $4.0 million of cash.


     Cash provided by (used in) investing activities totaled ($1.6) million for the nine months ended September 30, 1998 and $14.4 million, ($6.2) million, and ($5.2) million for the years ended December 31, 1997, 1996 and 1995, respectively. Proceeds from the sale of segments provided $18 million in 1997. Additions to furniture and equipment were $1.6 million for the nine months ended September 30, 1998 and $3.6 million, $6.5 million and $4.3 million in 1998, 1997, 1996 and 1995, respectively. Software development expenditures were $0.1 million in 1996 and $0.8 million in 1995.



     Cash provided by (used in) financing activities was $(2.5) million for the nine months ended September 30, 1998 and ($4.2) million, $11.5 million, and ($0.9) million for the years ended December 31, 1997, 1996 and 1995, respectively. Financing was primarily provided by borrowings under the Credit Facility and offset by the repayment of long-term debt and acquisition notes and the purchase of treasury stock for the ESOP. The Company's net borrowings (payments) under the Credit Facility were $1.9 million for the nine months ended September 30, 1998 and ($3.7) million, $12.0 million and $1.3 million for the years ended December 31, 1997, 1996 and 1995, respectively. The 1997 amount is net of $5 million proceeds from a new three-year term loan. In connection with the sale of the segments to Orbital, $27 million in debt was assumed by the purchaser. Net purchases of treasury stock were $2.6 million for the nine months ended September 30, 1998 and $0.1 million, $0.5 million, and $2.0 million for the years ended December 31, 1997, 1996 and 1995, respectively.



     In November 1997, the Company entered into a new three-year agreement with a bank for a credit facility providing the availability to borrow up to $20 million, including a revolving facility of $15 million, which includes a facility for letters of credit up to $4 million, and a new $5 million term facility. At September 30, 1998, there was $9.3 million outstanding under the revolving credit facility and $3.8 million outstanding under the term facility, to be repaid in equal quarterly payments.



     Borrowings under the credit facility are secured by substantially all of the Company's assets and bear interest at either the lender's prime rate or LIBOR plus 1.5% to 2.25% (based on the Company's ratio of total funded debt to earnings before interest, taxes, depreciation and amortization) at the Company's discretion. The weighted average rate in effect for short-term borrowings at December 31, 1997 was approximately 7.7%. Under the agreement, the Company pays an annual commitment fee on the unused credit line and an annual administration fee on the total revolving credit line. The credit facility requires advance approval by the bank for the Company to pay cash dividends. The agreement also includes financial covenants which require the Company to maintain certain financial ratios such as a fixed charge coverage ratio, earnings before interest and taxes to interest expense ratio and total outstanding debt to accounts receivable ratio. The agreement also requires the Company to obtain the consent of the bank prior to making aggregate capital expenditures for itself and its subsidiaries of greater than $2.5 million per year. The Company believes it is in compliance with all of the financial covenants.


     In January 1998, the Company completed the $2.0 million tender offer accrued for as of December 31, 1997. The Company believes that cash flow from operations and available bank borrowings will provide adequate funds for continued operations for the next twelve months.

OTHER MATTERS

     The "Year 2000" issue concerns the potential exposures related to existing computer programs that use only two digits to identify a year in the date field. These programs were designed and developed without considering the impact of the upcoming change in the century. If not corrected, many computer applications could fail or create erroneous results by or at the Year 2000. The Company has evaluated, and continues to evaluate, whether the consequences of the Year 2000 issues would have a material effect on the Company's business, results of operations or financial condition.

     The Company believes that its principal payroll and human resources related systems, which are licensed from and maintained by third party software development companies, are Year 2000 compliant. The Company is in the process of implementing a new financial accounting system, which is licensed from and maintained by a third party software development company and is Year 2000 compliant. Management expects the new financial accounting system to be operational by the end of 1998 at cost of less than $0.5 million. Management does not anticipate that the remaining costs associated with assuring that its other internal IT and non-IT systems will be Year 2000 compliant will be material to its business, operations or financial condition.

     The Company expects to derive a significant percentage of its revenues from Year 2000 services through at least 1999. There can be no assurance that the Company will be successful in increasing its Year 2000 business or, to the extent that such business increases, that the Company will be able to meet the demand for such services on a timely basis. Any failure of the Company to increase such business or meet such demand could have a material adverse effect on the Company's business, operating results and financial condition. The Company expects this demand to begin to decrease as the implementation and testing of many Year 2000 conversion projects is completed. Any such decrease, to the extent it is not offset by an increase in the Company's other businesses, could have a material adverse effect on the Company's business, operating results and financial condition.

     Much of the Company's Year 2000 business involves projects that are critical to the operations of its clients' businesses. Any failure in a client's system could result in a claim for substantial damages against the Company, regardless of the Company's responsibility for such failure. The Company believes it has instituted reasonable contract management practices to control the financial risk of performance on these contracts. While the Company attempts to contractually limit its liability for damages arising from its IT services, there can be no assurance the limitations of liability set forth in its contractual relationships will be enforceable in all instances or would otherwise protect the Company from liability for damages. While the Company currently maintains general liability insurance including coverage for errors and omissions, there can be no assurance that the Company will avoid significant claims and attendant publicity. Furthermore, there can be no assurance that the Company's insurance coverage will be adequate or that such coverage will remain available at acceptable costs. Successful claims brought against the Company in excess of its insurance coverage could have a material adverse effect on the Company's business, operating results and financial condition.

                                    BUSINESS

     CTA provides rapid development and deployment of advanced information technology ("IT") to complex enterprise applications. The Company's offerings include government systems, engineering support, network development and integration, embedded IT systems engineering, object oriented applications development, Enterprise Resource Planning ("ERP") installation and integration, data warehousing and data base migrations, electronic commerce and other web based applications development and legacy system modernization. CTA's mission is to provide for the rapid, on budget, low risk installation and integration of complex information technology through the use of a disciplined incremental implementation approach. In addition to its strong technical and program management capabilities, the Company has established a reputation for consistently high levels of customer satisfaction based on a combination of service, quality and value. The Company's current business strategy includes developing an international client base which is balanced across both government and commercial sectors of the IT services market.

COMPANY HISTORY

     The Company was founded in 1979 as Computer Technology Associates Inc., specializing in consulting services related to the evaluation of computer systems embedded in larger systems such as spacecraft, missiles and aircraft. In the mid-1980's, the Company's consulting business expanded into systems integration of avionics, command and control, and other decision support systems. Originally qualified to receive small business related support from the federal government, the Company established major relationships with U.S. military operations at the Defense Department's Cheyenne Mountain Complex, the Naval Air Warfare Center, Weapons Division, NASA's Goddard Space Flight Center and the Air Force's Consolidated Space Operations Center. In 1992, the Company ended its eligibility for government programs that assist small businesses, with the last significant contract awarded under these programs completed in early 1996. Since 1992, the Company has replaced contracts awarded under these assistance programs with contracts awarded under full and open competition. The share of IT revenues derived from competitive awards grew from 19% in 1992 to 100% in 1997.

     In the 1990's, the Company targeted U.S. government IT contracts that have allowed it to broaden the Company's base of skills to include a number of business oriented IT disciplines equally applicable to the federal civil agency and state government IT markets. The Company then established strategic alliances with certain specialized software companies that enabled it to enter the commercial IT market and win contracts with commercial customers such as Cessna, Reynolds Metals and Allied-Signal.

     In 1992, the Company acquired a 79% interest in CTA Space Systems ("CTASS") to expand its business from providing IT services related to space systems to providing full turn-key space systems. In 1994, CTA acquired the remaining minority interest in CTASS. CTASS pioneered small satellite-based store-and-forward technology, which it originally developed to interrogate dispersed buoys equipped with acoustic sensors. In 1994, the Company entered the commercial GEO communications satellite market with CTASS' award of the contract for the Indostar turn-key direct-to-home ("DTH") system from PT MediaCitra Indostar. The contract provided for the Company to build a small, three-axis stabilized commercial communications satellite, which was launched in 1997, and a complete facility in Jakarta, Indonesia including broadcast and subscriber management software, communications uplinking systems and hardware/software systems for spacecraft telemetry, tracking and control. In late 1997, the Company sold CTASS and certain related businesses to Orbital Sciences Corporation in order to focus on its core IT business. See Note 2 of Notes to Consolidated Financial Statements.

CORPORATE ORGANIZATION


     Following the sale of the Space and Telecommunications business, the Company organized into Federal and Commercial segments. These business groups focused on specific client groups, namely, federal, state and commercial entities. Subsequently, management determined that to better focus the provision of services to clients, an organization consisting of Software Engineering and Systems Engineering groups would be more appropriate. Accordingly, the Company's Software Engineering Group focuses on such areas as Year 2000 services and the installation and integration of ERP software and the Company's Systems Engineering Group focuses on information security and complex embedded computer systems.


INFORMATION TECHNOLOGY SERVICES

     The Company believes that it possesses a level of IT technical and project management experience and expertise that allows it to offer rapid, high value, solutions to a range of client IT requirements. The Company's principal business focus is in the areas of 1) legacy information system modernization, including Year 2000 compliance and European Currency ("Euro") conversion upgrades, 2) electronic commerce implementations and other web based applications including the engineering and implementation of secure and highly reliable computer and network systems, 3) the development, migration and maintenance of large scale databases, 4) the installation and integration of ERP software, and 5) a range of IT services associated with complex embedded computer systems. The Company is currently planning to focus the provision of these services to the financial services, health care, transportation and government vertical markets.

     The Company believes that it is one of the industry leaders in the rapidly growing market for federal, state and commercial Year 2000 compliance upgrades based on its combination of direct Year 2000 conversion experience, use of automated tools and its ability to offer its customers solutions to both their embedded and non-embedded Year 2000 compliance requirements. The Company expects that it will continue to receive increased revenues from additional Year 2000 engagements during the next 18 months. However, these engagements and related revenues are expected to peak prior to calendar year 2000 as customers address their needs. Thereafter, the Company expects that revenues derived from year 2000 engagements will steadily decline. The Company believes that current Year 2000 related business will be replaced with similar conversion business (e.g. Euro conversion beginning in 1999) and legacy system modernization projects including web based applications and client-server conversions.

INFORMATION TECHNOLOGY SERVICES -- BUSINESS STRATEGY

     The principal strategies that the Company is pursuing to expand its IT services business include:

     Increasing Penetration of Existing Customer Base. The Company focuses heavily on achieving consistently high levels of customer satisfaction and technical excellence. Due to its long-term incumbent position as a key systems integrator for some of the nation's largest and most complex information systems, the Company has gained a unique and profound understanding of those systems. The Company believes this knowledge provides it with a substantial advantage in terms of cost, technical expertise and demonstrated past performance in competing for future work related to these systems. The Company believes that its Year 2000 conversion initiative will result in a similar competitive advantages with respect to a wide range of new customers.

     Penetrating New Markets by Leveraging Core Competencies. The Company seeks out and exploits opportunities to market to new customers the expertise it has gained in past IT assignments. The Company's experience in federal government, state government and commercial Year 2000 compliance projects has proven to be a key factor differentiating the Company in competitive bidding situations with new customers. The Company plans to use such engagements to establish relationships with an expanded base of customers that can be used for marketing the Company's expertise in additional areas such as legacy system modernization, data base migrations, and web enabled applications development. Also, the methodology and tools required to accomplish Year 2000 compliance are directly applicable to that required to upgrade computer software to properly handle the upcoming common European Currency conversion. It is estimated by some industry experts that the market for such Euro currency upgrades may exceed the European Year 2000 market in total cost.

     Establishing Marketing Alliances to Offer Complete Solutions. The Company has established, and needs to continue to establish, marketing alliances with a number of software product and tool providers which allow the Company to offer turn-key solutions for such applications as Enterprise Resource Planning and electronic commerce.

     Acquiring Strategic IT Services Businesses. The Company intends to pursue acquisitions that will expand the Company's commercial IT services customer base and provide specialized capabilities and skills that enhance the Company's penetration of the commercial IT services market.

INFORMATION TECHNOLOGY SERVICES -- CONTRACTS AND PROGRAMS


     Certain of the Company's significant IT contracts and programs are described below. Total contract values include both realized (earned and recorded) and unrealized (to be earned and recorded in future periods) revenues. These contracts are typically funded annually and there are no assurances that funding will continue beyond the current fiscal year or, if they are funded beyond the current fiscal year, for how many additional years.


  U.S. GOVERNMENT -- DOD

     Range Systems Management. In 1993, the Company was awarded the Range Instrumentation Development ("RID") contract, pursuant to which the Company supports a wide variety of aircraft range system activities for the Naval Air Warfare Center ("NAWC") located at China Lake, California, including software development, test and evaluation, system integration and fabrication of electronic threat simulators. The RID contract is a cost-plus-award-fee contract, has a total value of $88 million and is scheduled for completion in October 1998.

     Avionics Systems Integration. The Company participates in the design, development, fabrication, modification and testing of hardware for the NAWC, performing a wide range of support activities. These activities include systems engineering, systems analysis, software development, configuration management, verification and validation, maintenance and operation services for various naval aircraft and the development and maintenance of large-scale hybrid simulators (which integrate computer simulations with actual aircraft avionics). The Company has performed this work since its first NAWC contract, awarded in 1985. In 1995, this contract was recompeted under a program reserved for small businesses and the Company successfully teamed with a small business contractor, which was awarded the prime contract. The current NAWC contract is a cost-plus-award-fee contract, has a total value to CTA of $33 million and is scheduled for completion in March 2000.

     Information Systems Security. The Company, as a subcontractor to SAIC, is a member of the team awarded the Center for Information Systems Security contract in 1995 by the Defense Information Systems Agency. Under this five-year omnibus security engineering contract, the Company will continue to provide technical support to information systems security activities within the DOD and other U.S. government departments and agencies. Activities under this contract include designing and implementing the measures necessary to detect, document and counter a wide range of threats to on-line and stored information. The Information Systems Security contract is a time-and-materials contract, has a total value to CTA of $8 million and is scheduled for completion in July 2000. In addition, the Company's clients for information system security services include the Department of Treasury, General Services Administration, Defense Finance and Accounting Service as well as several commercial companies.

     Medical Information Systems. The Company is providing medical information systems expertise to the DOD Department of Health Affairs Consolidated Health Care System. This second generation medical information system implements the most advanced technology available in the industry today. Its goal is a paperless, globally accessible electronic patient record system that provides authorized medical professionals with vital patient medical histories in near real time, regardless of where the patient data may have been collected or stored, or where the patient may be physically located when medical attention is required. This technology not only enables more accurate record keeping but also reduces the response time required to obtain medical information from days or weeks to literally seconds. This contract is a cost-plus-fixed-fee contract, has a total value of $30 million and is scheduled for completion in March 2001.

  U.S. GOVERNMENT -- CIVILIAN AGENCIES

     Federal Aviation Administration ("FAA"). For the FAA, the Company provides services related to the design, development, integration and test of the U.S. air traffic control ("ATC") system and has been supporting the FAA automation programs since 1982. Currently, the Company is performing on the following programs for the FAA:

          (i) providing engineering support to the FAA as a subcontractor to TRW under the AUA Technical Assistance contract in implementing its programs to replace the ATC system. This contract is a time-and-materials contract, has a total value to CTA of $40 million and is scheduled for completion in December 2002.

          (ii) providing support to the FAA as a subcontractor to TRW under the ASD SETA contract for the overall architectural design and evolution of the National Airspace System. This contract is a time-and-materials contract, has a total value to CTA of $17 million and is scheduled for completion in September 2001.

          (iii) assisting the FAA, as a subcontractor to TRW under the Weather Technical Assistance contract in the areas of program engineering, hardware and software engineering, program and project management, system test and evaluation, system implementation and human factors. This contract is a cost-plus-fixed-fee contract, has a total value to CTA of $3 million and is scheduled for completion in March 2000.

          (iv) providing engineering and management support services to the FAA as a subcontractor to SRC under the ANN Technical Assistance contract. This contract is a cost-plus-award-fee contract, has a total value to CTA of $5 million and is scheduled for completion in September 2000.

     Department of Justice. In February 1994, the Department of Justice ("DOJ") awarded the Company a contract to assist the FBI in its program to streamline, consolidate and automate its Criminal Justice Information System, which serves over 80,000 law enforcement users. Under this seven-year contract, the Company is assisting the FBI in virtually every aspect of the engineering process, from procurement of new information systems to the re-engineering of the processes that this system supports. The DOJ contract is a combined fixed-price and cost-plus contract, has a total value of $40 million and is scheduled for completion in September 2001.

     Treasury Department. Under a contract awarded in 1995, the Company provides system engineering and technical analysis support to the Treasury Department, primarily for the Internal Revenue Service's computer-based information processing system modernization effort. The Company's support functions include engineering services and telecommunication and security services. In the longer term, the Company will be developing and assessing advanced user interface concepts, technologies and prototypes (such as hypertext and speech recognition) and assessing and recommending tools and environments to support future software development. This contract is a time-and-materials contract, has a total value of $40 million and is scheduled for completion in June 2000.

     General Services Administration. The Company provides support for the Federal Supply Service's central offices, its eleven regional offices and its various commodity centers and depots. The Company provides applications software and database maintenance and upgrades, network administration, mainframe to client-server conversions and implementation of electronic commerce applications. The Company's current Federal Supply Service contract is a follow-on contract to the original Federal Supply Service contract that was awarded to the Company in 1992. The current contract has a total value of $31 million and is scheduled for completion in September 2001.

  STATE GOVERNMENT AND COMMERCIAL

     Year 2000 Conversion. The Company is a leading provider of Year 2000 compliance services to both commercial clients and state and local governments. The Company currently has contracts to provide such services to 14 commercial clients centered in the Financial Services and Process Manufacturing vertical markets and 12 state and local governments. These contracts incorporate a wide range of services including IT inventory assessment, code remediation, testing, auditing of third party-vendor remediated systems and embedded systems compliance evaluations. The Company's historical, positive performance track record has fostered significant financial confidence within the customer base that has resulted in multi-year contractual awards that range from $1 - $5 million for its commercial customers to $1 - $25 million for its state and local government customers.

     IT Systems Engineering. In June of 1996, the company was awarded a contract by USAA, a San Antonio, Texas-based, provider of insurance, banking and investment services to provide technical and engineering support to the USAA Information Technology Division. The Company's functions include (i) project management support, including resource forecasting and tracking and scheduling,
(ii) systems engineering, including configuration management, systems requirements management and test planning and execution, (iii) procurement support, including the development of procurement strategies, evaluation criteria and requests for proposals and (iv) development of cost estimates for USAA procurement. The USAA contract is a time-and-materials contract, and is scheduled for completion in March 2000.

     Emerging Commercial Offerings & Programs. In keeping with its stated strategy to leverage Year 2000 contracts, the Company has staffed its Year 2000 projects with senior business and systems professionals whose experience profiles go far beyond those required to perform general Year 2000 assessments and remediation. By incorporating a high-level skill set with a proven methodology, customers have yielded an experience-enhanced view of their current IT portfolios that not only accelerates Year 2000 remediation, but also provides for cost-effective alternatives for contingency planning, platform consolidation, systems maintenance and ERP integration. As a result, nearly all the Company's commercial clients and a third of the state and local government clients have requested assistance with non-Year 2000 IT systems efforts.

     In order to better leverage this opportunity, the Company has combined its service capabilities into three primary offerings: Platform Conversions and Migrations, Application Integration and ERP enhancement. Platform Conversions and Migrations focus on the transformation of code and data. Projects of this type may be driven by customer requirements for system consolidation, by "orphaned" (vendor abandoned) systems that are still considered to be mission critical or by clients who need to modify their systems to handle Euro-Currency transactions. Application Integration is directed toward the linkage of legacy mainframe and client/server platforms. ERP enhancement consists of a combined product and service offering that facilitates the integration of disparate ERP systems within the corporate enterprise.

     The Company is utilizing these offerings to enhance its competitive positioning within its installed base and to create a compelling rationale for new clients to consider working with CTA. For its Financial clients, the company has targeted these offerings at this market's high demand for data mining and customer portfolio management systems. These systems provide a comprehensive view of customer product and service purchases, customer portfolio profitability and customer activity trends. This offering is currently in the planning stages at USAA, a San Antonio, Texas-based provider of insurance, as a natural extension to the current contract with USAA for IT engineering services.

     For the Company's process manufacturing clients, these offerings allow for the successful implementation of a hybrid ERP system; where new investments in packaged ERP systems (i.e. manufacturing, financial, inventory) and existing investments in viable legacy systems (i.e. order processing, sales management, distribution) provide for the framework of a unified system structure. The Company is currently initiating these offerings at Dannon Foods and Centocor Pharmaceuticals.

     For its State and local clients, the Company's offerings provide a pathway for migration from maintenance-intensive, sunset (obsolete) systems to advanced open-systems technology. State and local government also have the need for ERP-type systems, particularly in the areas of human resources services and financial management. These initiatives are often hampered by the government's ability to sustain expertise in aging legacy environments and hire and maintain technical staff in a highly competitive marketplace. With the addition of selective systems outsourcing as an adjunct to the standard IT Systems Engineering offering, the Company has created a comprehensive program consisting of Year 2000 compliance, sunset system maintenance support, phased platform migration and ERP system support. Selective state agencies in California, Connecticut, Kansas and Texas are reviewing these options as a natural extension to their current Year 2000 contracts with CTA.

INFORMATION TECHNOLOGY SERVICES -- COMPETITION

     The IT services industry in which the Company operates is highly fragmented with no single company or small group of companies in a dominant position. The Company's competitors include large, diversified firms with substantially greater financial resources and larger technical staffs than the Company, such as BDM, Cap Gemini, CSC, EDS, IBM, Lockheed Martin, PRC, SAIC, as well as firms that receive preferences under government programs for small businesses. The firms that compete with the Company include consulting firms, computer services firms, applications software companies and accounting firms, as well as the computer service arms of computer manufacturing companies and defense and aerospace firms. In addition, the internal staffs of client organizations, non-profit federal contract research centers and universities are, in effect, competitors of the Company.

     The primary competitive factors in the information technology industry include technical, management and marketing competence, as well as price. The Company competes for commercial work by identification of unique market niches in which the Company believes it has superior technical service capability.

TYPES OF CONTRACTS

     General. The Company's services are provided primarily through three types of contracts: fixed-price, time-and-material and cost-reimbursable contracts. Fixed-price contracts require the Company to perform services under the contract at a stipulated price. Time-and-material contracts reimburse the Company for the number of labor hours expended at established hourly rates negotiated in the contract and the cost of materials incurred. Cost-reimbursable contracts reimburse the Company for all actual costs incurred in performing the contract, to the extent that such costs are within a specified maximum and allowable under the terms of the contract, plus a fee or profit.

     The following table shows the approximate percentage of revenue by contract type recognized by the Company's continuing operations during the indicated periods:

                                                                     YEAR ENDED
                                                                    DECEMBER 31,
                                                              ------------------------
                      TYPE OF CONTRACT                        1995      1996      1997
                      ----------------                        ----      ----      ----
Fixed-price.................................................    8%       11%       14%
Time-and-materials..........................................   52%       53%       54%
Cost-reimbursable...........................................   40%       36%       32%
                                                              ---       ---       ---
     Total..................................................  100%      100%      100%
                                                              ===       ===       ===

     Government Contract Requirements. Many of the government programs in which the Company participates as a contractor or subcontractor may extend for several years, but they are normally funded on an annual basis. The Company's U.S. government contracts and subcontracts are subject to modification, curtailment and termination in the event of changes in government funding. Accordingly, all of the Company's contracts and subcontracts involving the U.S. government may be terminated at any time by the U.S. government, without cause, for the convenience of the U.S. government. If a U.S. government contract is terminated for convenience, the Company would be entitled to receive compensation for the services provided or costs incurred at the time of termination and a negotiated amount of the profit on the contract.

     Among the factors that could materially adversely affect the Company's U.S. government contracting business are budgetary constraints, changes in fiscal policies or available funding, reduction of defense or aerospace spending, changes in U.S. government programs or requirements, curtailment of the U.S. government's use of technology services firms, the adoption of new laws or regulations, technological developments and general economic conditions. In addition, increased competition and U.S. government budget constraints in the defense area, and in areas not related to defense, may limit future growth in Company revenues from U.S. government agencies and contractors.

     The Company's costs and revenues under government contracts are subject to adjustment as a result of annual audits performed by the DCAA on behalf of the DOD. Audits of the Company by the DCAA and other agencies have been completed for all years through 1995 without material adjustment. See "Risk
Factors -- Contracts with Federal, State and Local Governments."

BACKLOG


     The Company's total backlog was approximately $182 million at September 30, 1998 and $284 million at December 31, 1997. The Company's backlog is comprised of the unrealized portions of the Company's Federal government contracts, Federal government-related contracts and commercial contracts. Backlog for government and government-related contracts consists of either funded or unfunded backlog. Funded backlog consists of the dollar portion of contracts that is currently appropriated by the government client or other clients and allocated to the contract by the purchasing government agency or otherwise authorized for payment by the client upon completion of a specified portion of work, less amounts realized to date. Unfunded backlog consists of the total unrealized award value of the contract less the contract value funded by the customer, and includes multi-year incrementally funded contracts, delivery orders, and task orders which remain at the customers' discretion to fund. Unfunded government backlog comprised approximately 59% and 57% of total backlog at September 30, 1998 and December 31, 1997, respectively. Commercial and other backlog comprised approximately 27% and 33% of total backlog at September 30, 1998 and December 31, 1997, respectively.



     No individual contract or program represents more than 10% of total backlog at September 30, 1998. The Company expects that approximately 18% of the Company's total backlog as of September 30, 1998 will result in revenues in the year ending December 31, 1998.


     Although unfunded backlog can include up to the stated award value of the contract including renewals or extensions that have been priced but still remain at the discretion of the customer whether to fund, the Company, to be conservative, often recognizes only a portion of stated award values on multi-year contracts into its backlog records. Because many of the Company's contracts are multi-year contracts, total backlog may include revenues expected to be realized several years into the future. The unfunded backlog may not be an indicator of future contract revenues or earnings because there is no assurance that the unfunded portion of the Company's backlog will be funded. In addition, many of the contracts included in backlog are subject to termination for the convenience of the government customer.

EMPLOYEES


     At September 30, 1998, the Company had 764 employees, approximately 80 percent of whom are IT professionals and 20 percent in management and support positions. The Company also utilizes the services of independent contractors and as of September 30, 1998 had approximately 175 independent contractors working on client engagements. None of the Company's employees are represented by a labor union and the Company believes its relations with its employees to be good.


     The Company must compete against other employers for the acquisition of high quality, professional staff members. The Company cannot assure the retention of current staff or that replacement staff will be available at equal cost. Competitors of the Company may be able to attract or retain employees more successfully than the Company based on levels of benefits, demographics and other factors.

     The Company also regularly utilizes the services of consultants as an integral part of its work on specific projects. The Company is not materially dependent upon the services of any individual consultant or consulting firm.

PROPERTIES

     The Company leases approximately 23,000 square feet at its corporate headquarters in Bethesda, Maryland under a lease expiring in 2005. In addition, the Company has principal leased facilities in Ridgecrest, California and Colorado Springs, Colorado. The Company believes that these properties are adequate to serve the Company's present business operations.

LEGAL PROCEEDINGS

     The Company is currently involved in certain legal proceedings incidental to the ordinary course of its business. The Company does not believe that any liabilities relating to the legal proceedings to which it is a party are likely to be, individually or in the aggregate, material to its consolidated financial position or results of operations.

                                   MANAGEMENT

     The following table sets forth certain information regarding current directors and executive officers of the Company:

                 NAME                   AGE                  POSITION
                 ----                   ---                  --------
C.E. Velez............................  58    President, Chief Executive Officer and
                                                Chairman of the Board
Gregory H. Wagner.....................  50    Executive Vice President, Chief
                                                Financial Officer and Treasurer
Terry J. Piddington...................  55    President, Systems Engineering Group
Sy Inwentarz..........................  47    President, Software Engineering Group
Harvey D. Kushner(1)..................  67    Director
David R. Mackie(1)....................  59    Director
Raymond V. McMillan(1)................  65    Director
George W. Morgenthaler(1).............  71    Director
James M. Papada, III(1)...............  50    Director
Arturo Silvestrini(1).................  68    Director

---------------
(1) Member of the Compensation Committee and the Audit Committee of the Board of Directors.

     Dr. C.E. "Tom" Velez, a founder of the Company, has been President and Chairman of the Board since the Company's organization in 1979. Prior to founding the Company, Dr. Velez was employed by Martin Marietta Aerospace for three years as Director, Software Engineering Research and Development, and was previously employed at the NASA Goddard Space Flight Center for 12 years in various positions including Chief of the Systems Development and Analysis Branch.

     Gregory H. Wagner has been Executive Vice President and Chief Financial Officer and Treasurer of the Company since November 1992. From 1988 to 1992, he was Vice President of Finance of the Company. Mr. Wagner was previously employed with Martin Marietta Aerospace for ten years in various positions, most recently as Director of Business Management.

     Terry J. Piddington has been President of the Company's Systems Engineering Group since October 1997 and before that had been Executive Vice President of the Company since February 1987. From 1985 to 1987, he was a Vice President of the Company's Systems Engineering Services Division.

     Sy Inwentarz has been President of the Company's Software Engineering Group since March 1998. From 1996 until he joined the Company, he was a Managing Principal with IBM Global Services. From 1992 to 1996 he was a Vice President of Computer Horizons Corp., a business solutions software supplier. Prior to 1992, he held various positions with Hewlett Packard and American Hoechst.

     Harvey D. Kushner has been a Director of the Company since July 1989. Mr. Kushner formed Kushner Management Planning Corporation in 1988 which is a professional services firm advising in management, business and technology development. From 1987 to 1988, he was an officer of Atlantic Research Corporation. Prior to 1987, Mr. Kushner had been employed by the ORI Group for 33 years, having served as Chairman of the Board of Directors, Chief Executive Officer, and President for 20 years.

     David R. Mackie has been a Director of the Company since 1997. Since 1985 he has been an independent consultant and is currently a Partner in Diplomatic Resolutions, Inc. Prior to 1985, he held various positions with Hewlett-Packard and Tandem Computers, where he was one of the co-founders.

     Raymond V. McMillan has been a Director of the Company since August 1996 and President of Information Technology Services from April 1996 to his retirement in October 1997. Before that had been Executive Vice President of the Company since February 1991. From 1988 to 1991, he was a Vice President of the Company. From 1984 to 1987, he was a Brigadier General in the Air Force responsible for management of the integration and test of the DOD's Integrated Tactical Warning and Attack Assessment System.

     George W. Morgenthaler has been a Director of the Company since August 1991. From 1986 to the present, he has served on the faculty of the University of Colorado at Boulder as Professor, Aerospace Engineering Sciences. He previously served four years as Department Chairman and Associate Dean of the College of Engineering and Applied Science. From 1960 to 1986, he was with Martin Marietta; his last position was as Vice President of Energy, Technology and Special Products. He is on the Board of Directors of Dynamic Materials Corp., a NASDAQ company.

     James M. Papada, III has been a Director of the Company since August 1996. Since prior to 1991, he has been a senior partner in the corporate department of the law firm of Stradley, Ronon, Stevens & Young, LLP in Philadelphia, Pennsylvania, specializing in merger and acquisition transactions. He is also the Chairman of the Board of Technitrol, Inc., a multi-national, diversified manufacturing company listed on the New York Stock Exchange. He is also a Director of ParaChem Southern, Inc., a manufacturer of specialty chemical products and GlassTech, Inc., a manufacturer of glass tempering and bending systems. From February 1983 until December 1987, Mr. Papada was President and Chief Operating Officer of Hordis Brothers, Inc., a privately held glass fabricator.

     Arturo Silvestrini has been a Director of the Company since August 1991. Since November 1991 he has been President and CEO of Earth Observation Satellite Corporation. From 1965 to 1991, he was with Computer Sciences Corporation, most recently as Senior Vice President for European operations.

     Executive officers are reviewed annually by the Board of Directors and serve at the pleasure of the Board.

EXECUTIVE COMPENSATION

     The following table sets forth information regarding the compensation for 1997, 1996 and 1995 of (i) the Company's Chief Executive Officer, (ii) the two other most highly compensated executive officers of the Company serving in office at December 31, 1997 and (iii) two former executive officers of the Company who resigned during 1997 (the "Executive Officer Group") for services rendered in all capacities to the Company. The Company has no other executive officers.

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG-TERM
                                                ANNUAL COMPENSATION                 COMPENSATION
                                       -------------------------------------   ----------------------
                                                                   OTHER        RESTRICTED
                                                                   ANNUAL         STOCK       OPTION     ALL OTHER
                                         SALARY       BONUS     COMPENSATION      AWARDS      AWARDS    COMPENSATION
NAME AND PRINCIPAL POSITION(S)  YEAR      ($)          ($)         ($)(1)          ($)          (#)        ($)(2)
------------------------------  ----   ----------   ---------   ------------   ------------   -------   ------------
C.E. Velez, President,          1997    280,000          --        2,090              --           --       14,480
  Chief.......................
Executive Officer and           1996    276,743          --        1,870              --       59,010        5,700
Chairman of the Board           1995    253,454          --        1,691              --           --        6,300

Gregory H. Wagner.............  1997    167,900      85,000          927              --           --       32,461
Executive Vice President,       1996    167,900          --          856              --       85,828        5,700
Chief Financial Officer and     1995    150,007          --          768              --           --       27,085
  Treasurer

Terry J. Piddington...........  1997    155,000          --        1,396              --           --       14,028
Executive Vice President        1996    153,350          --        1,221              --       32,666        5,700
                                1995    139,412      38,453        1,107              --           --        4,800

Ricardo de Bastos(3)..........  1997    175,108          --        1,540          44,339           --       11,835
President-Space and             1996    134,616          --        1,441         125,000      102,684      338,960(4)
Telecommunications Systems and  1995         --          --        --                 --           --           --
  Director

Raymond V. McMillan...........  1997    142,308      90,000        2,346              --           --       50,759
President-Information           1996    182,779          --        2,815              --      178,988       12,180
  Technology
  Services(5)                   1995    166,385          --        2,616              --           --       16,915

---------------
(1) Represents long term disability premiums and group life insurance premiums for amounts in excess of $50,000.

(2) Includes amounts of the Company's contributions allocated to participants' accounts pursuant to the Company's 401(k) plan and ESOP, other relocation reimbursements and miscellaneous cash payments pursuant to the Company's cafeteria plan.

(3) Mr. de Bastos joined the Company in April 1996 at an annual salary of $200,000 and resigned effective August 15, 1997.

(4) Includes $125,000 (after tax) and relocation expense of $131,003 paid in connection with hiring.

(5) Mr. McMillan retired in October 1997.

OPTION GRANTS DURING 1997

     There were no options granted in fiscal 1997 to any member of the Executive Officer Group.

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth information concerning the exercise of stock options during fiscal 1997 and the number and value of unexercised stock options held at year end by each member of the Executive Officer Group.


                                                             NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                            UNDERLYING UNEXERCISED       IN-THE-MONEY OPTIONS
                                 SHARES                      OPTIONS AT FY-END(#)           AT FY-END($)(1)
                               ACQUIRED ON      VALUE            EXERCISABLE/                EXERCISABLE/
            NAME               EXERCISE(#)   REALIZED($)         UNEXERCISABLE               UNEXERCISABLE
            ----               -----------   -----------   -------------------------   -------------------------
C.E. Velez...................      --            --               19,670/39,340               21,538/43,077
Gregory H. Wagner............      --            --               11,942/73,886               13,076/84,190
Terry J. Piddington..........      --            --               10,888/21,778               11,922/23,847
Ricardo de Bastos............      --            --                 --                          --
Raymond V. McMillan..........      --            --             106,994/115,994             163,734/127,013


---------------

(1) There was no public trading market for the Common Stock on December 31, 1997. Accordingly, solely for purposes of this table, the values in this column have been calculated on the basis of the proposed offering price of $5.84 per share, less the aggregate exercise price of the options.

DIRECTOR COMPENSATION

     All directors are reimbursed for their expenses associated with attending Board and Board committee meetings. Outside directors receive an annual retainer fee of $10,000, payable in quarterly installments in shares of Common Stock, a fee of $1,000 for each directors' meeting attended and a fee of $500 for each committee meeting attended. Directors' fees for board and committee meetings are payable at a director's election in cash or shares of Common Stock and, if paid in Common Stock, the director is granted options to purchase an equal number of shares of Common Stock. Directors may receive additional compensation for consulting services provided to the Company. Directors who are also officers of the Company received no separate compensation for their service as directors.

CONSULTING ARRANGEMENTS WITH DIRECTORS

     The Company paid Mr. McMillan $36,442 in 1998 to date for consulting services with respect to business development under a consulting agreement. The agreement commenced in February 1998.

     The Company paid Mr. Silvestrini $32,515 in 1998 to date for consulting services with respect to business development under a consulting agreement. The agreement commenced in February 1998.

     The Company paid Mr. Kushner $14,404 in 1997 for consulting services with respect to business development under a consulting agreement. The agreement ended in 1997.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Board of Directors is currently composed of Messrs. Kushner, Mackie, McMillan, Morgenthaler, Papada and Silvestrini. Mr. McMillan was appointed to the Compensation Committee upon his retirement as President of Information Technology Services of the Company in October 1997. The Company is not aware of any compensation committee interlocks.

                             EMPLOYEE BENEFIT PLANS

NON-QUALIFIED STOCK OPTIONS

     Non-qualified stock options have been granted to directors and certain key employees pursuant to individual agreements. As of August 31, 1998, non-qualified stock options to purchase 1,144,184 shares of Common Stock having a weighted average exercise price of $4.20 per share were outstanding.

1991 PLAN

     In 1991, the Company established the 1991 Plan in which directors, officers and other employees of, and consultants to, the Company may participate. Options granted under the 1991 Plan can be qualified or non-qualified stock options. An aggregate of 2,600,000 shares of the Common Stock is authorized for issuance under the 1991 Plan, of which 1,455,816 shares remain available for grant. The 1991 Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee determines, among other things, to whom options or stock bonuses will be granted and the times at which grants will be made, as well as the terms of each option or bonus.

BONUS PLAN

     The Company has individual incentive plans for its executive officers which provide for cash bonuses to be awarded based upon financial performance in relation to criteria set forth in the incentive plans. Payment of these bonuses is usually made after year-end. The Company also provides two levels of awards for specific achievements by all levels of Company employees. Spot bonus awards and major contribution awards may be made based upon the written recommendation and approval of the appropriate levels of management. Bonus expense is recorded each year to match the incentive plans pertaining to that year. Any unpaid bonus amounts are recorded as a liability and subsequent payments reduce the liability balance when made.

THE 401(K) PLAN

     The Company sponsors a qualified 401(k) plan (the "401(k) Plan") which allows participants to make before-tax salary deferral contributions. Employees may contribute to the 401(k) Plan up to 15% of their 401(k) Plan eligible compensation with a maximum in 1998 of $10,000. The Company will match employee contributions for an amount up to 4% of each employee's 401(k) Plan eligible compensation. The Company may contribute additional amounts not based upon the employee's elective contributions at the discretion of the Board of Directors, which are allocated on the basis of each participant's compensation. The Company's contributions to the 401(k) Plan generally vest over four years.

     The Company added its Common Stock as an investment alternative in the 401(k) Plan in December 1993. Participants are restricted to not more than 20% of their balances as an investment in Common Stock.

DESCRIPTION OF THE ESOP PLAN

     The Company sponsors an employee stock ownership plan ("ESOP"), which was adopted in 1988. The ESOP is a qualified stock bonus plan under Section 401(a) of the Code and an employee stock ownership plan under Section 4975(e)(7) of the Code. The ESOP is designed to enable participating employees to share in the growth and prosperity of the Company while providing them with the opportunity to accumulate capital for their future. All contributions to the ESOP are made by the Company. Contributions are proportionately allocated on the basis of each eligible participant's compensation. ESOP shares vest over four years. Upon distribution of ESOP shares to participants and their beneficiaries, the Company may be required to purchase such shares at fair market value if such shares are not readily tradable on an established market. The ESOP presently holds 1,615,318 shares of Common Stock. See "Principal Stockholders."

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

     In August 1998, the Company adopted a Supplemental Executive Retirement Plan ("SERP"). Eligibility for participation is determined by the Compensation Committee of the Board of Directors and the Board may terminate or suspend the SERP at any time. The SERP will provide normal benefits of sixty percent of average final compensation upon retirement at age sixty-two and will be funded with Corporate Owned Life Insurance ("COLI") in a Rabbi Trust.

          SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL SHAREHOLDERS


     At September 30, 1998, the Common Stock was held of record by 286 holders. The following table sets forth certain information with regard to the beneficial ownership of the Common Stock as of September 30, 1998, as adjusted to reflect the sale of the shares of Common Stock offered hereby, by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director, each executive officer and each member of the Executive Officer Group and (iii) all current directors and executive officers of the Company as a group. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to all shares beneficially owned, except to the extent shared with spouses under applicable law.



                                                                                  PERCENT BENEFICIALLY
                                                                                        OWNED(3)
                                                                                -------------------------
                                                          SHARES BENEFICIALLY   PRIOR TO
       NAME AND ADDRESS OF BENEFICIAL OWNER(1)(2)              OWNED(1)         OFFERING   AFTER OFFERING
       ------------------------------------------         -------------------   --------   --------------
C.E. Velez..............................................       4,681,420(4)       53.6%         46.8%
ESOP....................................................       1,615,318          18.6          16.2
B.A. Claussen...........................................         919,634(5)       10.3           9.2
Terry J. Piddington.....................................         443,903(6)        5.1           4.4
Raymond V. McMillan.....................................         229,747(7)        2.6           2.3
Gregory H. Wagner.......................................         192,212(8)        2.2           1.9
George W. Morgenthaler..................................          20,698(9)       *            *
Harvey D. Kushner.......................................          17,188(10)      *            *
James M. Papada, III....................................           6,946(11)      *            *
Arturo Silvestrini......................................           4,025          *            *
David R. Mackie.........................................           2,774          *            *
Sy Inwentarz............................................              --          *            *
Ricardo de Bastos.......................................           4,270          *            *
All current directors and executive officers as a group
  (10 persons as of September 30, 1998).................       5,603,183(12)      64.7%         56.0%


---------------
   * Less than 1%


 (1) Beneficial ownership as of September 30, 1998 for each person includes shares subject to options held by such persons (but not held by any other person) which are exercisable within 60 days after such date. All share amounts are exclusive of shares beneficially owned through the ESOP. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.


 (2) The address for each beneficial owner except for Mr. Claussen is c/o Computer Technology Associates, Inc., 6903 Rockledge Drive, Bethesda, Maryland 20817. Mr. Claussen's address is c/o SymSystems, LLC, 12508 E. Briarwood Avenue, Englewood, Colorado 80112.


 (3) Assumes all 1,335,338 shares of Common Stock offered by the Company in this offering are sold, 8,664,662 shares of Common Stock are outstanding before this offering, 10,000,000 shares of Common Stock are outstanding after this offering, and outstanding options to purchase 1,194,165 shares of Common Stock have not been exercised.


 (4) Includes non-qualified options to purchase 39,340 shares of Common Stock.

 (5) Includes non-qualified options to purchase 200,000 shares of Common Stock.

 (6) Includes non-qualified options to purchase 21,776 shares of Common Stock.


 (7) Includes non-qualified options to purchase 199,988 shares of Common Stock.


 (8) Includes non-qualified options to purchase 73,884 shares of Common Stock.


 (9) Includes non-qualified options to purchase 946 shares of Common Stock.



(10) Includes non-qualified options to purchase 5,238 shares of Common Stock.



(11) Includes non-qualified options to purchase 420 shares of Common Stock.



(12) Includes non-qualified options to purchase 341,592 shares of Common Stock.

                              CERTAIN TRANSACTIONS


     During 1995, the Company discontinued the operations of its Simulation Systems Division, which manufactured aircraft flight simulators for sale or lease. The assets of the division consisted primarily of a cockpit flight simulator and various fixed assets, which had an aggregate value of $3.1 million, net of accumulated depreciation. These assets were sold on September 1, 1995 to a company principally owned by B.A. Claussen, one of the Company's principal stockholders, for two notes secured by the assets sold with an aggregate principal amount of $2.2 million, bearing interest at the Company's borrowing rate which has ranged between 6.00% and 7.75% per annum, and a 15% minority interest in the entity purchasing the division, which has been assigned a value of $0.2 million. In August 1998, the Company received $0.2 million in cash on the $1.8 million note and forgave the balance (which was charged against the Company's allowance for doubtful accounts). The other note will be repaid from the Company's common stock held by Mr. Claussen and the Company's minority interest reduced to 10.6%.


     In March 1991, the Company made a loan to Mr. Claussen of $368,623 for the purchase of his new residence. The interest rate on this loan varied from 4.69% to 7.75% per annum and equaled the interest rate on the Company's revolving line of credit under the Credit Facility. Mr. Claussen paid all outstanding principal and accrued interest on the loan in January 1996. During 1997, the Company and Mr. Claussen entered into an employee separation and non-competition agreement under which he will be paid $175,000 per year for a period of five years.


     In connection with Mr. Claussen's resignation as an officer and director of the Company, during December 1996 he entered into an Employee Separation and Non-Competition Agreement (the "Separation Agreement") with the Company whereby, in consideration for Mr. Claussen's agreement to not compete with the Company for a five (5) year period, the Company agreed: (i) to allow Mr. Claussen to retain his outstanding stock options in the Company until November 28, 2003 and
(ii) to pay Mr. Claussen $175,000 per year for a period of five years. At the same time, Mr. Claussen and Mr. Velez agreed to terminate the Buy-Sell Agreement which had formerly restricted the transfer of their shares in the Company. Mr. Claussen then executed a Stock Restriction Agreement with respect to his Common Stock on the same terms as the Stock Restriction Agreements signed by all other shareholders of the Company.



     The Company also entered into a Consulting Agreement with Mr. Claussen during December 1996 for a five (5) year term, whereby Mr. Claussen agreed to provide consulting services to the Company, including with respect to the procurement for the Company of commercial and international business. During the term of the Consulting Agreement, the Company is required to pay Mr. Claussen a fee equal to one percent (1%) of the net revenues derived by the Company from contracts secured primarily through Mr. Claussen's efforts and which will generate greater than $5 million of aggregate revenue for the Company. The Company has not paid any fees to Mr. Claussen under the Consulting Agreement.


     Between May 1993 and July 1995, the Company made loans aggregating $500,000 to Dr. Velez for the purchase and construction of a new residence, evidenced by a revolving promissory note due August 2000 bearing interest at the same rates applicable to the Company under its Credit Facility. Dr. Velez paid all outstanding principal and accrued interest on the loan in November 1997.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     The authorized capital stock of the Company currently consists of (i) 20,000,000 shares of Common Stock, par value $.01 per share and (ii) 1,000,000 shares of Preferred Stock, par value $0.01 per share (the "Preferred Stock").

COMMON STOCK


     As of September 30, 1998, there were outstanding 8,664,662 shares of Common Stock held of record by 284 persons. Upon the consummation of this offering, there will be 10,000,000 shares of Common Stock outstanding assuming no exercise of outstanding options to purchase an aggregate of 1,194,165 shares of Common Stock. Holders of Common Stock are entitled to one vote per share in all matters to be voted on by the stockholders of the Company and do not have cumulative voting rights. Subject to preferences that may be applicable to any Preferred Stock outstanding at the time, holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of the Company's liabilities and the liquidation preference, if any, of any outstanding Preferred Stock. Holders of shares of Common Stock have no preemptive, subscription, redemption or conversion rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are, and the shares offered by the Company in this offering will be, when issued and paid for, fully paid and non-assessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which the Company may designate and issue in the future.


PREFERRED STOCK

     The Board of Directors has the authority, without any further vote or action by the stockholders, to provide for the issuance of up to 1,000,000 shares of Preferred Stock from time to time in one or more series with such designations, rights, preferences and limitations as the Board of Directors may determine, including the consideration received therefor. The Board also has the authority to determine the number of shares comprising each series, dividend rates, redemption provisions, liquidation preferences, sinking fund provisions, conversion rights and voting rights without approval by the holders of Common Stock. Although it is not possible to state the effect that any issuance of Preferred Stock might have on the rights of holders of Common Stock, the issuance of Preferred Stock may have one or more of the following effects: (i) to restrict Common Stock dividends if Preferred Stock dividends have not been paid, (ii) to dilute the voting power and equity interest of holders of Common Stock to the extent that any Preferred Stock series has voting rights or is convertible into Common Stock or (iii) to prevent current holders of Common Stock from participating in the Company's assets upon liquidation until any liquidation preferences granted to holders of Preferred Stock are satisfied. In addition, the issuance of Preferred Stock may, under certain circumstances, have the effect of discouraging a change in control of the Company by, for example, granting voting rights to holders of Preferred Stock that require approval by the separate vote of the holders of Preferred Stock for any amendment to the Articles of Incorporation or any reorganization, consolidation, merger or other similar transaction involving the Company. As a result, the issuance of such Preferred Stock may discourage bids for the Common Stock at a premium over the market price therefor, and could have a materially adverse effect on the market value of the Common Stock.

STOCK RESTRICTION AGREEMENTS

     The shares of Common Stock offered hereby will be subject to certain restrictions on their transferability set forth in the Stock Restriction Agreements which will be required to be entered into by the original purchasers thereof and all subsequent transferees. The material terms of such Stock Restriction Agreements are as follows:

     Right of Repurchase upon Termination of Employment or Affiliation. All shares of Common Stock owned by any employee, director or consultant of the Company will be subject to the Company's right to repurchase such shares upon the death or termination of such holder's employment or affiliation with the Company at the Formula Price per share on the date of such termination of employment or affiliation. The Company's right of repurchase will be exercisable by mailing written notice to such holder within one year following his or her termination of employment or affiliation provided, however, that in the event that the Formula Price to be paid by the Company is less than the price paid by such holder for any such shares, the Company will not exercise its right to repurchase any such shares without the shareholder's consent. The Company will pay for any shares repurchased in cash as soon as practicable after receipt by the Company of the certificate or certificates representing such shares.

     Right of First Refusal. In the event that a holder of Common Stock desires to sell any of his or her shares to a third party other than in the Limited Market, such person must first give notice to the Secretary of the Company consisting of: (a) a signed statement setting forth such holder's desire to sell his or her shares of Common Stock and that he or she has received a bona fide offer to purchase such shares; (b) a statement signed by the intended purchaser containing (i) the intended purchaser's full name, address and taxpayer identification number, (ii) the number of shares to be purchased, (iii) the price per share to be paid, (iv) the other terms upon which the purchase is intended to be made, (v) a representation that the offer, under the terms specified, is bona fide and (vi) a representation that such purchaser will enter into an agreement with the Company on substantially the same terms as set forth in the Stock Restriction Agreement; and (c) if the purchase price is payable in cash, in whole or in part, a copy of a certified check, cashier's check or money order payable to such holder from the purchaser in the amount of the purchase price which is to be paid in cash.

     Upon receiving such notice, the Company will have the option, exercisable within 30 days, to purchase all of the shares specified in the notice at the offer price and upon the same terms as set forth in the notice. In the event the Company does not exercise such option and consents to a sale, the holder may sell the shares specified in the notice within 30 days thereafter to the person specified in the notice at the price and upon the terms and conditions set forth therein. The holder may not sell such shares to any other person or at any different price or on any different terms without first re-offering the shares to the Company.

     All Transfers. Except for sales in the Limited Market, no holder of Common Stock may sell, assign, pledge, transfer or otherwise dispose of or encumber any shares of Common Stock without abiding by the terms of the Stock Restriction Agreement, and any attempt to do so will be null and void. In addition, no such transfer may be made unless the transferee enters into an agreement with the Company on substantially the same terms as set forth in the Stock Restriction Agreement. See "Risk Factors -- No Public Market; Lack of Liquidity."

     Lapse or Waiver of Restrictions. All transfer restrictions imposed on the Common Stock by the Stock Restriction Agreement will automatically terminate (i) if the Company makes an underwritten offering of any class of its Common Stock, or securities convertible into any class of Common Stock, to the general public or (ii) if the Company applies to have any class of its Common Stock, or securities convertible into any class of its Common Stock, listed on a national securities exchange. In addition, the Board of Directors may waive any or all of the restrictions on the shares of Common Stock imposed by the Stock Restriction Agreement where the Board deems it appropriate.

     The foregoing summary is qualified in its entirety by the provisions of the form of Stock Restriction Agreement, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

CERTAIN PROVISIONS OF ARTICLES OF INCORPORATION

     Right to Restrict Capital Stock. The Company's Articles of Incorporation give the Company the right to impose restrictions on transferability of its capital stock and to become a party to agreements entered into with any of its shareholders restricting transfer or encumbrance of any of its shares, or subjecting any of its shares to repurchase or resale obligations. In order to remain predominantly employee-owned, the Company has no present intention to amend its Articles to alter this right.

     Anti-Takeover Provisions. With certain exceptions, the Company's Articles also generally prohibit the Company from engaging in any business combination with any "interested shareholder" for a period of three years following the time such shareholder became an interested stockholder unless:

          (i) prior to such time the Board of Directors approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder;

          (ii) upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the outstanding voting stock of the Company, excluding for purposes of calculating the shares outstanding shares owned by (a) persons who are both directors and officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

          (iii) at or subsequent to such time the business combination is approved by the Board of Directors and authorized at an annual or special meeting of shareholders by the affirmative vote of at least two thirds of the outstanding voting stock not owned by the interested stockholder.

     As used in the Articles, "interested stockholder" means any person (other than the Company or any direct or indirect majority-owned subsidiary thereof) that (i) is the owner of 15% or more of the outstanding voting stock of the Company or (ii) is an affiliate or associate of the Company and was the owner of 15% or more of the outstanding voting stock of the Company at any time within the past three years; provided, however, that the term "interested stockholder" shall not include:

          (a) any person who (x) owned shares in excess of the 15% limitation as of September 18, 1996 and either (1) continued to own shares in excess of such 15% limitation or would have but for action by the Company or (2) is an affiliate or associate of the Company and so continued (or would have so continued but for action of the Company) to be the owner of 15% or more of the outstanding voting stock at any time within the past three years or (y) acquired said shares from a person described in clause (x) of this paragraph by gift, inheritance or in a transaction in which no consideration was exchanged; or

          (b) any person whose ownership of shares in excess of the 15% limitation is the result of action taken solely by the Company; provided that such person will be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Company other than through additional corporate action not caused, directly or indirectly, by such person or pursuant to any stock option, stock purchase or similar plan or arrangement for the benefit of employees of the Company or its subsidiaries in effect on September 18, 1996, or thereafter adopted by the Board of Directors of the Company.

     The foregoing summary is qualified in its entirety by the provisions of the Company's Amended and Restated Articles of Incorporation, as further amended to date, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

LIMITATIONS ON DIRECTORS' LIABILITY

     The Articles of Incorporation provide that no director of the Company shall be liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain acts set forth in the Colorado Business Corporation Act or (iv) for any transaction from which the director derived an improper personal benefit. The effect of these provisions will be to eliminate the rights of the Company and its shareholders (through shareholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from gross negligence), except in the situations described above. The limitations on liability do not limit the ability of shareholders to obtain equitable or injunctive relief. The effectiveness of shareholders' other, non-monetary alternatives to enforcing directors' fiduciary duties, such as equitable or injunctive relief, may be limited as a practical matter by such factors as the ability of shareholders to seek non-monetary relief in a timely fashion and procedural considerations. The limitation of liability under state law does not affect any liability under federal securities laws.

     In addition, the Articles of Incorporation provide that the Company must indemnify its directors and executive officers to the fullest extent provided by law and may indemnify its other officers, employees and agents to the fullest extent provided by law.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of the offering, the Company will have outstanding up to 10,000,000 shares of Common Stock. Of these shares, the maximum of 1,951,074 shares sold in the offering will, not withstanding contractual restrictions on transferability, be freely tradable in the Limited Market without restriction or further registration under the Securities Act except for any shares purchased by an "affiliate" of the Company, as defined in Rule 144 under the Securities Act. The Company believes that up to an additional 1,791,528 shares held by non-affiliate shareholders of the Company will be freely tradable in the Limited Market without restriction pursuant to exemptions from registration under the Securities Act.


     Shares held by Dr. Velez and the ESOP are not being registered and will be eligible for sale only if they are registered pursuant to Section 5 of the Securities Act or an exemption from registration is relied upon.


     As of September 30, 1998, options to purchase 1,194,165 shares of Common Stock were outstanding. Of the outstanding options, 707,948 shares are vested and exercisable or will become exercisable within sixty (60) days of such date. A total of 1,405,835 shares of Common Stock are currently available for future grants of options.


                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by Sherman & Howard, L.L.C., Denver, Colorado.

                                    EXPERTS

     The consolidated financial statements of Computer Technology Associates, Inc. at December 31, 1997 and December 31, 1996, and for each of the three years in the period ended December 31, 1997, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                      COMPUTER TECHNOLOGY ASSOCIATES, INC.

                       CONSOLIDATED FINANCIAL STATEMENTS

 AS OF SEPTEMBER 30, 1998 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND
                                      1998

    AND AS OF DECEMBER 31, 1997 AND 1996 AND FOR EACH OF THE THREE YEARS IN
                       THE PERIOD ENDED DECEMBER 31, 1997


                                                              PAGE
                                                              ----
Index to Consolidated Financial Statements..................  F-1
Report of Independent Auditors..............................  F-2
Consolidated Balance Sheets.................................  F-3
Consolidated Statements of Operations.......................  F-4
Consolidated Statements of Stockholders' Equity.............  F-5
Consolidated Statements of Cash Flows.......................  F-6
Notes to Consolidated Financial Statements..................  F-7

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Computer Technology Associates, Inc.

     We have audited the accompanying consolidated balance sheets of Computer Technology Associates, Inc. (formerly CTA INCORPORATED) and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Computer Technology Associates, Inc. and subsidiaries at December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.


                                          /s/ Ernst & Young LLP

Washington, D.C.
February 28, 1998

                      COMPUTER TECHNOLOGY ASSOCIATES, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                 DECEMBER 31
                                                             --------------------   SEPTEMBER 30,
                                                              1996         1997         1998
                                                             -------      -------   -------------
                                                                                     (UNAUDITED)
                                                               (IN THOUSANDS, EXCEPT FOR SHARE
                                                                            DATA)
Assets
Current assets:
     Cash and cash equivalents.............................  $    16      $    --      $    --
     Accounts receivable (Notes 1 and 3)...................   30,665       33,300       41,116
     Net assets of discontinued operations (Note 2)........   34,484           --           --
     Other current assets (Note 4).........................    1,690        1,222          735
     Recoverable income taxes (Note 8).....................    3,537        3,576           --
                                                             -------      -------      -------
          Total current assets.............................   70,392       38,098       41,851
Furniture and equipment (Notes 1 and 4)....................   11,795       11,110        8,422
     Accumulated depreciation and amortization.............   (8,888)      (8,066)      (4,831)
                                                             -------      -------      -------
                                                               2,907        3,044        3,591
Costs in excess of net assets acquired.....................    5,048           --           --
Other assets (Notes 1, 4, and 8)...........................    5,110        4,146        1,669
                                                             -------      -------      -------
          Total assets.....................................  $83,457      $45,288      $47,111
                                                             =======      =======      =======
Liabilities and stockholders' equity
Current liabilities:
     Notes payable -- line of credit (Note 5)..............  $28,335      $ 7,445      $ 9,296
     Current portion of long-term debt.....................       --        1,667        1,667
     Accounts payable......................................   10,266        5,788        6,621
     Accrued expenses (Note 4).............................    3,686        3,156        4,321
     Excess of billings over costs and contract
       prepayments.........................................    2,733        2,738        3,795
     Other current liabilities.............................      757          270          175
     Accrued tender offer (Note 7).........................       --        2,019           --
     Income taxes payable..................................       --           --          590
     Deferred income taxes (Note 8)........................    1,377        2,427        2,800
                                                             -------      -------      -------
          Total current liabilities........................   47,154       25,510       29,265
Long-term debt, less current portion (Note 5)..............   15,000        3,333        2,083
Other long-term liabilities................................    3,510          635           --
Commitments and contingencies (Note 11)....................       --           --           --
Stockholders' equity (Note 7):
     Preferred stock, $.01 par value, 1,000,000 shares
       authorized and note issued..........................       --           --           --
     Common stock, $.01 par value, 20,000,000 shares
       authorized and 10,000,000 issued....................      100          100          100
     Capital in excess of par value........................    7,943        7,869        7,858
     Retained earnings.....................................   14,550       14,528       14,976
                                                             -------      -------      -------
                                                              22,593       22,497       22,934
Notes receivable from employees (Note 10)..................     (698)        (698)        (698)
Treasury stock, at cost (894,704 shares in 1996, 1,248,980
  shares in 1997 and 1,335,338 shares in 1998).............   (4,102)      (5,989)      (6,473)
                                                             -------      -------      -------
          Total stockholders' equity.......................   17,793       15,810       15,763
                                                             -------      -------      -------
          Total liabilities and stockholders' equity.......  $83,457      $45,288      $47,111
                                                             =======      =======      =======


See accompanying notes.

                      COMPUTER TECHNOLOGY ASSOCIATES, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                               NINE MONTHS ENDED
                                                  YEAR ENDED DECEMBER 31         SEPTEMBER 30
                                               -----------------------------   -----------------
                                                 1995       1996      1997      1997      1998
                                               --------   --------   -------   -------   -------
                                                                                  (UNAUDITED)
                                                     (IN THOUSANDS, EXCEPT FOR SHARE DATA)
Contract revenues............................  $105,224   $ 96,246   $92,239   $69,650   $83,105
Cost of contract revenues....................    96,633     87,644    78,530    58,793    65,412
Selling, general and administrative
  expenses...................................     4,117      5,431     9,622     6,591    10,891
Supplemental ESOP contribution (Note 6)......        --         --     2,958        --        --
Other expenses...............................      (292)     2,447       710       541     1,258
                                               --------   --------   -------   -------   -------
Operating profit.............................     4,766        724       419     3,725     5,544
Interest expense.............................       850        969     1,589     1,329       854
                                               --------   --------   -------   -------   -------
Income (loss) before income taxes............     3,916       (245)   (1,170)    2,396     4,690
Income taxes (benefit) (Note 8)..............     1,567        (80)     (500)      899     1,760
                                               --------   --------   -------   -------   -------
Income (loss) from continuing operations.....     2,349       (165)     (670)    1,497     2,930
                                               --------   --------   -------   -------   -------
Discontinued operations(Note 2):
Income (loss) from discontinued operations,
  net of income taxes........................        62    (10,872)   (3,272)   (1,490)   (1,094)
Gain (loss) on disposal of segments, net of
  income taxes...............................      (465)        --     3,920     3,016    (1,388)
                                               --------   --------   -------   -------   -------
Income (loss) from discontinued operations...      (403)   (10,872)      648     1,526    (2,482)
                                               --------   --------   -------   -------   -------
Net income (loss)............................  $  1,946   $(11,037)  $   (22)  $ 3,023   $   448
                                               ========   ========   =======   =======   =======
Earnings (loss) per share (Note 9):
     Continuing operations...................  $    .27   $   (.02)  $  (.07)  $   .16   $   .34
     Discontinued operations.................      (.05)     (1.22)      .07       .16      (.29)
                                               --------   --------   -------   -------   -------
Earnings (loss) per share....................  $    .22   $  (1.24)  $   .00   $   .32   $   .05
                                               ========   ========   =======   =======   =======
Earnings (loss) per share -- assuming
  dilution (Note 9):
     Continuing operations...................  $    .25   $   (.02)  $  (.07)  $   .16   $   .32
     Discontinued operations.................      (.04)     (1.22)      .07       .16      (.27)
                                               --------   --------   -------   -------   -------
Earnings (loss) per share -- assuming
  dilution...................................  $    .21   $  (1.24)  $   .00   $   .32   $   .05
                                               ========   ========   =======   =======   =======


See accompanying notes.

                      COMPUTER TECHNOLOGY ASSOCIATES, INC.
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                                                                     NOTES
                                                  STOCK   CAPITAL IN               RECEIVABLE     TREASURY STOCK
                                       COMMON      PAR    EXCESS OF    RETAINED       FROM      -------------------
                                       SHARES     VALUE   PAR VALUE    EARNINGS    EMPLOYEES     SHARES      COST
                                     ----------   -----   ----------   ---------   ----------   ---------   -------
                                                         (IN THOUSANDS, EXCEPT FOR SHARE DATA)
Balance at January 1, 1995.........  10,000,000   $100     $ 8,872     $ 23,641       $ --      1,108,370   $ 4,663
     Purchase of treasury stock....          --     --          --           --         --        147,684       684
     Exercise of stock options.....          --     --         (46)          --         --        (79,000)     (283)
     Compensatory issuance of
       common stock to
       employees/directors.........          --     --          58           --         --        (52,274)     (187)
     Issuance of stock for
       acquisition notes payable...          --     --          89           --         --        (79,872)     (286)
     Purchase of treasury stock
       from ESOP...................          --     --          --           --         --        276,200     1,296
     Net income....................          --     --          --        1,946         --             --        --
                                     ----------   ----     -------     --------       ----      ---------   -------
Balance at December 31, 1995.......  10,000,000    100       8,973       25,587         --      1,321,108     5,887
     Purchase of treasury stock....          --     --          --           --         --        125,368       590
     Sale of treasury stock........          --     --           8           --         --         (7,826)      (28)
     Exercise of stock options.....          --     --      (1,452)          --         --       (449,340)   (1,935)
     Compensatory issuance of
       common stock to
       employees/directors.........          --     --           7           --         --        (15,576)      (67)
     Issuance of stock for
       acquisition notes payable...          --     --          30           --         --        (79,030)     (345)
     Tax benefit of non-qualified
       stock options exercised.....          --     --         377           --         --             --        --
     Issuance of stock to employees
       for notes receivable........          --     --          --           --        698             --        --
     Net loss......................          --     --          --      (11,037)        --             --        --
                                     ----------   ----     -------     --------       ----      ---------   -------
Balance at December 31, 1996.......  10,000,000    100       7,943       14,550        698        894,704     4,102
     Purchase of treasury stock
       (Note 7)....................          --     --          --           --         --        466,500     2,381
     Exercise of stock options.....          --     --        (191)          --         --        (89,870)     (392)
     Compensatory issuance of
       common stock to
       employees/directors.........          --     --          12           --                   (22,354)     (102)
     Tax benefit of non-qualified
       stock options exercised.....          --     --         105           --         --             --        --
     Net loss......................          --     --          --          (22)        --             --        --
                                     ----------   ----     -------     --------       ----      ---------   -------
Balance at December 31, 1997.......  10,000,000    100       7,869       14,528        698      1,248,980     5,989
     Purchase of treasury stock
       (Note 7)....................          --     --          --           --         --        109,729       582
     Exercise of stock options.....          --     --         (21)                               (10,000)      (44)
     Compensatory issuance of
       common stock to
       employees/directors.........          --     --          10           --         --        (13,371)      (54)
     Net income....................          --     --          --          448         --             --        --
                                     ----------   ----     -------     --------       ----      ---------   -------
     Balance at September 30, 1998
       (unaudited).................  10,000,000   $100     $ 7,858     $ 14,976       $698      1,335,338   $ 6,473
                                     ==========   ====     =======     ========       ====      =========   =======


See accompanying notes.

                      COMPUTER TECHNOLOGY ASSOCIATES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                            NINE MONTHS ENDED
                                                               YEAR ENDED DECEMBER 31          SEPTEMBER 30
                                                            -----------------------------   ------------------
                                                             1995       1996       1997       1997      1998
                                                            -------   --------   --------   --------   -------
                                                                                               (UNAUDITED)
                                                                              (IN THOUSANDS)

Operating activities
Net income (loss).........................................  $ 1,946   $(11,037)  $    (22)  $  3,023   $   448
Adjustments to reconcile net income (loss) to net cash
  provided by (used in) operating activities:
    Loss on disposal of SIM...............................      718         --         --         --        --
    Gain on disposal of segments..........................       --         --     (3,920)    (3,016)       --
    Depreciation and amortization:
      Furniture and equipment.............................    2,877      3,734      2,612      2,083     1,331
      Capitalized software development costs..............      131      1,108         76         76        --
      Other noncurrent assets.............................      610      1,018        390        293        --
      Deferred lease incentives...........................     (382)      (292)      (271)      (203)     (405)
    Provision for receivable allowances...................     (990)       300        360        310       453
    Accrued interest on debt..............................    1,063      1,034     (3,590)     2,404       482
    Other noncash expenses................................      432         (8)      (224)       209       229
    Changes in assets and liabilities:
      Accounts receivable.................................     (233)    (4,106)       901      4,303    (6,539)
      Recoverable income taxes............................   (2,707)      (639)      (906)     3,304     4,338
      Other assets........................................      933     (2,353)       463        (61)      567
      GEMnet investment...................................   (1,011)     6,437         --         --        --
      Accounts payable and accrued expenses...............    5,089      1,595     (5,017)   (10,383)    1,760
      Excess of billings over costs and contract
        prepayments.......................................   (4,816)     1,556     (3,180)    (3,329)    1,057
      Deferred income taxes, net..........................   (1,299)    (3,900)     2,100         --       373
                                                            -------   --------   --------   --------   -------
Net cash provided by (used in) operating activities.......    2,361     (5,553)   (10,228)      (987)    4,094
                                                            -------   --------   --------   --------   -------
Investing activities
Investments in furniture and equipment....................   (4,327)    (6,469)    (3,584)    (2,076)   (1,577)
Proceeds from sale of segments............................       --         --     18,000     12,127        --
Capitalized computer software.............................     (832)       (87)        --         --        --
Other.....................................................       --        351         --         --        --
                                                            -------   --------   --------   --------   -------
Net cash provided by (used in) investing activities.......   (5,159)    (6,205)    14,416     10,051    (1,577)
                                                            -------   --------   --------   --------   -------
Financing activities
Net borrowings (payments) under bank line of credit
  agreement...............................................    1,324     12,011     (8,684)    (8,979)    1,851
Proceeds from term loan...................................       --         --      5,000         --        --
Repayment of long-term debt...............................       --         --       (450)        --    (1,750)
Repayment of acquisition notes............................     (375)      (375)        --         --        --
Proceeds from deferred lease incentives...................      150        315         --         --        --
Purchase of treasury stock................................   (1,980)      (458)      (104)       (94)   (2,639)
Proceeds from exercise of stock options...................       12         10         34         --        21
Other.....................................................       --         36         --         --        --
                                                            -------   --------   --------   --------   -------
Net cash provided by (used in) financing activities.......     (869)    11,539     (4,204)    (9,073)   (2,517)
                                                            -------   --------   --------   --------   -------
Net increase (decrease) in cash and cash equivalents......   (3,667)      (219)       (16)        (9)       --
Cash and cash equivalents at beginning of period..........    3,902        235         16         16        --
                                                            -------   --------   --------   --------   -------
Cash and cash equivalents at end of period................  $   235   $     16   $     --   $      7   $    --
                                                            =======   ========   ========   ========   =======
Supplemental Information
Cash paid during the year for:
    Income taxes..........................................  $ 5,115   $    226   $    117   $      7   $   309
                                                            =======   ========   ========   ========   =======
    Interest..............................................  $ 2,863   $  2,836   $  8,807   $  1,658   $   369
                                                            =======   ========   ========   ========   =======
Noncash investing and financing activities:
    Debt assumed by purchaser (Note 2)....................  $    --   $     --   $ 27,000   $     --   $    --
                                                            =======   ========   ========   ========   =======
    Purchase of treasury stock (Note 7)...................  $    --   $     --   $  2,019   $     --   $    --
                                                            =======   ========   ========   ========   =======
    Investment in EarthWatch..............................  $    --   $  2,038   $     --   $     --   $    --
                                                            =======   ========   ========   ========   =======
    Conversion of note to common stock....................  $   375   $    375   $     --   $     --   $    --
                                                            =======   ========   ========   ========   =======
    Common stock issued for notes.........................  $   225   $    473   $     --   $     --   $    --
                                                            =======   ========   ========   ========   =======


See accompanying notes.

                      COMPUTER TECHNOLOGY ASSOCIATES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               SEPTEMBER 30, 1998


1.  THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES

     Computer Technology Associates, Inc. (the Company, formerly CTA INCORPORATED) provides information technology services to Federal, State and commercial markets including Year 2000 services, network design and implementation, mainframe to client-server conversions, software language upgrades, database development and maintenance, electronic data interchange and automated enterprise management technologies. During 1995, the Company disposed of its aircraft simulation systems business. During 1997, the Company disposed of its Space and Telecommunications Systems and its Mobile Information and Communications Services businesses.

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its subsidiaries. Significant intercompany accounts and transactions have been eliminated in consolidation.

UNAUDITED INFORMATION


     Financial information for the nine months ended September 30, 1997 and 1998 are unaudited but have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, contain all adjustments necessary for the fair presentation of the financial position, results of operations and cash flows for those periods. The consolidated results of operations for the nine months ended September 30, 1998 are not necessarily indicative of the results to be expected for any future period.


USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes, in particular, estimates of contract cost and revenues used in the earnings recognition process. Actual results could differ from those estimates.

     An important focus of the Company's efforts to pursue commercial markets is to assist state and local governments and commercial companies address the Year 2000 Issue with their information systems. The Year 2000 Issue arises because many electronic data processing systems will be unable to process year-date data accurately beyond the year 1999. The Company believes it has instituted reasonable contract management practices to control the financial risk of performance on these contracts.

CASH AND CASH EQUIVALENTS

     The Company considers highly liquid investments with original maturities of three months or less to be cash equivalents.

FURNITURE AND EQUIPMENT

     Furniture and equipment are carried at cost. Depreciation is computed based upon accelerated methods using estimated useful lives of three to seven years. Leasehold improvements are amortized on a straight-line basis over the terms of the leases, which range from one to ten years. Purchased computer software used by the Company is amortized on a straight-line basis over a three-year period.

                      COMPUTER TECHNOLOGY ASSOCIATES, INC.

1. THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) CONTRACTS REVENUES AND RELATED CONTRACT COSTS

     Revenues result from services performed for the U.S. government and commercial customers under a variety of long-term contracts and subcontracts, some of which provide for reimbursement of costs plus fixed fees and/or award fees, and others which are fixed-price type. Revenues on cost-type contracts are recognized as costs are incurred on the basis of direct costs plus allowable indirect expenses and an allocable portion of a fixed fee. Award fees on cost-type contracts are recognized as earned. Revenues on fixed-price type contracts are recognized using the percentage-of-completion method of accounting, based on contract costs incurred to date compared with total estimated costs at completion or other measures of progress on the contract. Estimated contract revenue at completion includes contract incentive fees at estimated realizable amounts. Revenues from time and materials contracts are recognized based on hours worked at amounts represented by the agreed-upon billing amounts.

     When adjustments in contract value or estimated costs are determined, any changes from prior estimates are reflected in earnings in the current period. The effect of these adjustments could be material to interim or annual operating results. The Company provides for anticipated losses, if any, on contracts and allowances for receivables during the period in which they are first identified.

     Contract costs, including indirect costs for cost-type contracts, are subject to audit by government representatives. Such audits have been completed through 1995. Management believes that any adjustments resulting from determinations for subsequent periods and contract close-outs will not have a significant impact on the Company's consolidated financial position or results of operations.

STOCK-BASED COMPENSATION

     Compensation expense is recognized for stock options and other stock grants to the extent the exercise price is less than the fair market value of the Company's common stock at the date of grant.

NEW ACCOUNTING PRONOUNCEMENTS

     In 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 128, Earnings Per Share. SFAS No. 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods presented have been restated to conform to the SFAS No. 128 requirements (see Note 9).

     The Company adopted SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information, in 1997. SFAS No. 131 supercedes SFAS No. 14, replacing the "industry segment approach" with the "management approach," whereby companies report financial and descriptive information about their operating segments. Operating segments are revenue-producing components of the enterprise for which separate financial information is produced internally and are subject to evaluation by the chief operating decision maker in deciding how to allocate resources to segments (see Note 13).

RECLASSIFICATIONS

     Certain prior year balances have been reclassified to conform with the current period presentation.

2.  DISPOSAL OF SEGMENTS

     In August 1997, the Company sold its Space and Telecommunications Systems and its Mobile Information and Communications Services businesses to Orbital Sciences Corporation ("Orbital") in

                      COMPUTER TECHNOLOGY ASSOCIATES, INC.

2.  DISPOSAL OF SEGMENTS -- (CONTINUED)
exchange for $18 million in cash and assumption by Orbital of certain liabilities of the Company. In addition, Orbital paid to certain lenders of the Company an aggregate of $27 million in partial satisfaction of the Company's obligations to such lenders. The final purchase price was subject to certain adjustments and was subsequently reduced by $2.1 million in 1998 The Company also is entitled to receive certain deferred consideration for future sales of STARBus satellites and satellite busses and 3% of all cumulative revenues attributable to the GEMtrak monitoring system in excess of a threshold amount of $50 million.

     The consolidated statements of operations exclude sales and expenses of discontinued operations from captions applicable to continuing operations. The discontinued operations include an allocation of interest expense based on the proportion of debt paid by Orbital to the Company's total debt outstanding at the time of the sale. Interest expense allocated to discontinued operations was $2.1 million in 1997, $3.3 million in 1996 and $3.2 million in 1995. Net sales of the Space and Telecommunications Systems business prior to its disposition were $66.8 million in 1997, $83.5 million in 1996 and $111.8 million in 1995. There were no sales for the Mobile Information and Communications Services business prior to its disposition. The income (loss) from operations of the disposed businesses was $(3.3) million in 1997, $(10.9) million in 1996 and $1.3 million in 1995, net of income tax. The operating loss in 1996 includes charges totaling $9.2 million related to lower profitability on a contract and the write-off of the investment in GEMnet. The 1997 gain from disposal of the businesses was $3.9 million, net of income tax. The income tax provision (benefit) related to these discontinued segments was $(1.4) million in 1997, $(5.6) million in 1996 and $0.9 million in 1995.


     The loss from discontinued operations for 1998 reflects an adjustment of $2.1 million on the disposal of segments for the final settlement of the sales price to Orbital and a binding arbitration award of $2.0 million to a former employee of that business. The amounts are presented net of income tax benefit in the Condensed Statements of Operations. Net revenues of the Space and Telecommunications business for the six months ended June 30, 1997 were $36.4 million.


     During 1997, the Company also sold its Advanced Information Systems (AIS) division for approximately $0.4 million. The net contract revenues of AIS prior to its disposition were $0.9 million in 1997, $2.9 million in 1996 and $3.7 million in 1995 and are included in continuing operations.

     In September 1995, the Company sold its Simulation Systems Division (SIM) to a former director and a principal stockholder of the Company and other investors in exchange for two notes secured by the assets of the division with an aggregate principal amount of $2.2 million, bearing interest at the Company's borrowing rate and a 15% minority interest in the purchasing entity, valued at $0.2 million. The notes were paid in 1998 and the Company's minority interest reduced to 10.6%.

     Net sales of SIM prior to its disposition were $0.5 million in 1995. The loss from operations of the SIM business, which is reported in discontinued operations, was $1.3 million in 1995, net of income tax. The 1995 loss from disposal of the business was $0.5 million, net of income tax. The income tax benefit related to this discontinued business was $1.2 million in 1995.

                      COMPUTER TECHNOLOGY ASSOCIATES, INC.

3.  ACCOUNTS RECEIVABLE


                                                                 DECEMBER 31
                                                              -----------------   SEPTEMBER 30,
                                                               1996      1997         1998
                                                              -------   -------   -------------
                                                                                   (UNAUDITED)
                                                                       (IN THOUSANDS)
Accounts receivable:
     U.S. Government:
          Billed............................................  $21,969   $17,556      $16,744
          Unbilled:
               Contracts in progress........................    6,106     4,659        2,602
               Amounts awaiting contractual coverage........    4,338     4,192        5,847
               Revenue awaiting government approval of final
                 indirect rates or contract close-out.......    1,360       242          382
Commercial Customers:
     Billed.................................................       --     5,646        8,435
     Unbilled:
       Contracts in progress................................       --     4,473        9,297
                                                              -------   -------      -------
                                                               33,773    36,768       43,307
Less allowances.............................................   (3,108)   (3,468)      (2,191)
                                                              -------   -------      -------
                                                              $30,665   $33,300      $41,116
                                                              =======   =======      =======


     Contracts in progress consist primarily of revenues on long-term contracts that have been recognized under the percentage-of-completion method for accounting purposes but not billed to customers. These amounts generally will be billable upon product delivery or satisfaction of other contract requirements.

     Amounts awaiting contractual coverage include amounts for which the Company expects to obtain the necessary contract modifications in the normal course of business. At December 31, 1996 and 1997, approximately $2.9 million and $2.2 million respectively, is related to situations where disputes regarding the extent of contractual coverage have resulted in legal actions or formal claims. The Company has provided allowances that it believes adequately provide for the resolution of these and other matters. The Company expects to realize substantially all billed and unbilled receivables within one year.

4.  COMPOSITION OF CERTAIN FINANCIAL STATEMENT BALANCES


                                                                DECEMBER 31,
                                                              -----------------   SEPTEMBER 30,
                                                               1996      1997         1998
                                                              -------   -------   -------------
                                                                                   (UNAUDITED)
                                                                       (IN THOUSANDS)
Other current assets:
     Receivables from employees and stockholders (Note
       10)..................................................  $ 1,175   $    76      $   226
     Prepaid expenses.......................................      253       495          509
     Other..................................................      262       651           --
                                                              -------   -------      -------
                                                              $ 1,690   $ 1,222      $   735
                                                              =======   =======      =======
Furniture and equipment:
     Data processing equipment..............................  $ 8,353   $ 7,513      $ 3,777
     Office furniture and equipment.........................    2,425     2,805        1,588
     Other equipment........................................      351       115        2,575
     Leasehold improvements.................................      666       677          482
                                                              -------   -------      -------
                                                               11,795    11,110        8,422
Accumulated depreciation and amortization...................   (8,888)   (8,066)      (4,831)
                                                              -------   -------      -------
                                                              $ 2,907   $ 3,044      $ 3,591
                                                              =======   =======      =======

                      COMPUTER TECHNOLOGY ASSOCIATES, INC.

4.  COMPOSITION OF CERTAIN FINANCIAL STATEMENT BALANCES -- (CONTINUED)


                                                                DECEMBER 31,
                                                              -----------------   SEPTEMBER 30,
                                                               1996      1997         1998
                                                              -------   -------   -------------
                                                                                   (UNAUDITED)
                                                                       (IN THOUSANDS)
Other assets:
     Investment in and notes receivable from SIM (Note 2)...  $ 2,138   $ 2,218      $   200
     Capitalized software costs, net........................      525        --           --
     Deferred tax asset (Note 8)............................    1,385       935          868
     Other..................................................    1,062       993          601
                                                              -------   -------      -------
                                                              $ 5,110   $ 4,146      $ 1,669
                                                              =======   =======      =======
Accrued expenses:
     Salaries and incentives................................  $ 3,253   $ 3,106      $ 4,030
     Employee benefit plans.................................      147        --          250
     Other..................................................      286        50           41
                                                              -------   -------      -------
                                                              $ 3,686   $ 3,156      $ 4,321
                                                              =======   =======      =======


5.  NOTES PAYABLE AND SUBORDINATED DEBT

BANK DEBT


     In November 1997, the Company entered into a new three-year agreement with a bank for a revolving credit facility providing the availability to borrow up to $15 million, which includes a facility for letters of credit up to $4 million and which also provides a new $5 million term facility. At September 30, 1998 and December 31, 1997, there was $9.3 million and $7.4 million, respectively, outstanding under the revolving credit facility and $3.8 million and $5 million, respectively, outstanding under the term facility, to be repaid in equal quarterly payments.


     Borrowings under the credit facility are secured by substantially all of the Company's assets and bear interest at either the lender's prime rate or LIBOR plus 1.5% to 2.25% (based on the Company's ratio of total funded debt to earnings before interest, taxes, depreciation and amortization) at the Company's discretion. The weighted average rate in effect for short-term borrowings at December 31, 1997 was approximately 7.7%. Under the agreement, the Company pays an annual commitment fee on the unused credit line and an annual administration fee on the total revolving credit line. The credit facility requires advance approval by the bank for the Company to pay dividends. The agreement also includes financial covenants which require the Company to maintain certain financial ratios and restricts capital expenditures.

     The balance outstanding at December 31, 1996 under the previous credit facility was $28.3 million. The weighted average interest rate in effect for short-term borrowings at that date was approximately 7.6%.

SUBORDINATED DEBT

     In December 1993, the Company entered into a note purchase agreement (the "Notes Agreement") providing for $15 million aggregate principal amount of unsecured, senior subordinated notes (the "Notes"). The Notes bore interest at 12.0% per annum (13.0% effective April 1, 1996), payable quarterly. The Company was required at the election of the holder to repurchase the Notes at the unpaid principal amount, plus accrued interest, at the occurrence of a transaction which resulted in a change in control of ownership of the Company or a "Qualifying Sale" of the Company's common stock as defined by the Notes Agreement. The Notes also provided for payment of contingent interest over and above the 13.0% fixed rate upon the occurrence of a "Qualifying Sale." The sale of the Space and Telecommunications Systems business as

                      COMPUTER TECHNOLOGY ASSOCIATES, INC.

5. NOTES PAYABLE AND SUBORDINATED DEBT -- (CONTINUED) described in Note 2 was a "Qualifying Sale." As a result, the subordinated debt was repaid along with accrued interest and contingent interest of $5.8 million.

6.  EMPLOYEE BENEFIT PLANS


     Substantially all of the Company's employees are eligible to participate in the Company's employee stock ownership plan (ESOP). The ESOP is designed to enable participating employees to share in the growth and prosperity of the Company while providing them with the opportunity to accumulate capital for their future. The ESOP allows only Company contributions, in cash or in common stock, as determined by the Board of Directors, which are recorded as compensation expense. During 1997, the Board elected to make a one-time supplemental contribution of approximately $2.9 million. Contributions are proportionately allocated on the basis of each eligible participant's compensation. Employee vesting in benefits ranges from 40% at the end of two years to 100% at the end of four years. Shares of the Company's common stock which may ultimately be distributed by the ESOP to participants carry certain limited provisions for repurchase by the Company. Through September 30, 1998, no shares of the Company's common stock have been distributed by the ESOP. At December 31, 1996 and 1997 and September 30, 1998, the ESOP owned 1,029,440, 1,615,318 and 1,615,318 shares, respectively, of the Company's common stock, all of which have been allocated to plan participants.



     The Company and its subsidiaries maintain 401(k) savings plans which allow for Company and employee contributions based upon a percentage of the participating employee's salary. Employee vesting in Company contributions ranges from one to four years. The Company's 401(k) plan owned 140,000 shares of the Company's common stock at December 31, 1996 and 1997 and September 30, 1998.


     Amounts charged to expense under the above plans were approximately $2.1 million, $2.0 million and $4.2 million (including the supplemental contribution) for the years ended December 31, 1995, 1996 and 1997, respectively. The Company currently provides no significant other post retirement benefits.

7.  COMMON STOCK AND STOCK OPTIONS


     All of the Company's outstanding shares, except for those held by C.E. Velez, the Company's President and Chief Executive Officer, contain restrictions on transferability. Shares of common stock held by Dr. Velez were subject to a buy-sell arrangement with B.A. Claussen, a significant shareholder of the Company, which ended in December 1996.


     The Company completed a tender offer for 399,946 shares at $5.05 per share on December 31, 1997 which resulted in a corresponding increase of treasury stock. The Board of Directors declared a two-for-one stock split for all shares outstanding on January 15, 1998 which is reflected for all periods presented in these financial statements.

     In December 1991, the Company adopted the 1991 Stock Option and Purchase Plan which reserves 2,600,000 common shares for the granting of incentive or non-qualified stock options or stock purchase rights through 2001. The Compensation Committee of the Board of Directors is authorized to grant options and purchase rights and to establish the respective terms, subject to certain restrictions. Options generally are for terms of five to ten years and provide for vesting periods of three years. As of December 31, 1997, options for 1,504,750 shares are available for grant under this plan. The weighted average grant date fair value of an option granted during the years ended December 31, 1995, 1996 and 1997 was $2.03, $1.91 and $1.60, respectively. The Company uses the Black-Scholes model to estimate the fair values of options, assuming a risk-free interest rate equal to the ninety-day U.S. Treasury Bill rate, expected lives of five to ten years, an

                      COMPUTER TECHNOLOGY ASSOCIATES, INC.

7. COMMON STOCK AND STOCK OPTIONS -- (CONTINUED) expected volatility factor of .236 and no expected dividends. The Company recognized no compensation expense for stock option grants during the three years in the period ended December 31, 1997.


                                                           NUMBER OF SHARES            NINE MONTHS
                                                        YEAR ENDED DECEMBER 31            ENDED
                                                   ---------------------------------   SEPTEMBER 30
                                                     1995        1996        1997          1998
                                                   ---------   ---------   ---------   ------------
                                                                                       (UNAUDITED)
Options outstanding at beginning of period
  (weighted average exercise price of $2.08 in
  1995, $1.90 in 1996, $3.96 in 1997 and $4.08 in
  1998)..........................................  1,175,950     934,450   1,282,126      847,880
Granted (weighted average exercise price of $4.68
  in 1995, $4.74 in 1996 and $5.05 in 1997 and
  1998)..........................................     30,500     799,016      13,574      402,671
Canceled (weighted average exercise price of
  $3.04 in 1995, $2.09 in 1996, $4.61 in 1997 and
  $4.63 in 1998).................................   (193,000)     (2,000)   (357,950)     (46,386)
Exercised (weighted average exercise price of
  $3.00 in 1995, $1.07 in 1996, $2.24 in 1997 and
  $2.09 in 1998).................................    (79,000)   (449,340)    (89,870)     (10,000)
                                                   ---------   ---------   ---------    ---------
Options outstanding at end of period (weighted
  average exercise price of $1.90 in 1995, $3.96
  in 1996, $4.08 in 1997 and $4.05 in 1998)......    934,450   1,282,126     847,880    1,194,165
                                                   =========   =========   =========    =========
Options exercisable at end of period (weighted
  average exercise price of $1.66 in 1995, $2.48
  in 1996, $3.16 in 1997 and $3.75 in 1998)......    824,244     391,022     462,648      707,940
                                                   =========   =========   =========    =========

                                                                  DECEMBER 31
Range of Exercise Prices                                             1997
                                                                    -------
$2.01-$3.00:
     Options outstanding:
       Number of shares.....................................        266,000
       Weighted average exercise price......................          $2.17
       Weighted average remaining contractual life (in
        years)..............................................            1.7
     Options exercisable:
       Number of shares.....................................        266,000
       Weighted average exercise price......................          $2.17
$3.58-$5.05:
     Options outstanding:
       Number of shares.....................................        581,880
       Weighted average exercise price......................          $4.95
       Weighted average remaining contractual life (in
        years)..............................................            3.2
     Options exercisable:
       Number of shares.....................................        196,648
       Weighted average exercise price......................          $4.49

     Pro forma compensation expense associated with options granted subsequent to December 31, 1994 generally is recognized over a three year vesting period; therefore, the initial impact of applying SFAS No. 123

                      COMPUTER TECHNOLOGY ASSOCIATES, INC.

7. COMMON STOCK AND STOCK OPTIONS -- (CONTINUED) on pro forma net income (loss) for 1995 and 1996 is not representative of the impact on pro forma net income in 1997 and future years, when the pro forma effect is fully reflected. The Company's pro forma information follows:

                                                               YEAR ENDED DECEMBER 31
                                                        -------------------------------------
                                                         1995            1996           1997
                                                        -------         ------         ------
                                                        (IN THOUSANDS, EXCEPT FOR SHARE DATA)
Pro forma income (loss) from continuing operations....  $2,325          $(327)         $(964)
                                                        ======          =====          =====
Pro forma earnings (loss) per share
     Basic............................................  $  .26          $(.04)         $(.10)
                                                        ======          =====          =====
     Diluted..........................................  $  .24          $(.04)         $(.10)
                                                        ======          =====          =====

8.  INCOME TAXES

     The provision (benefit) for income taxes attributable to continuing operations consisted of the following components:


                                              YEAR ENDED DECEMBER 31       NINE MONTHS
                                              -----------------------   ENDED SEPTEMBER 30
                                               1995    1996    1997            1998
                                              ------   ----   -------   ------------------
                                                  (IN THOUSANDS)           (UNAUDITED)
Current:
     Federal................................  $2,140   $(20)  $(2,400)        $  855
     State..................................     410    --       (200)           180
                                              ------   ----   -------         ------
                                               2,550    (20)   (2,600)         1,035
                                              ------   ----   -------         ------
Deferred:
     Federal................................    (875)   (50)    2,000            625
     State..................................    (108)   (10)      100            100
                                              ------   ----   -------         ------
                                                (983)   (60)    2,100            725
                                              ------   ----   -------         ------
                                              $1,567   $(80)  $  (500)        $1,760
                                              ======   ====   =======         ======


     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:


                                                            DECEMBER 31
                                                          ---------------   SEPTEMBER 30
                                                           1996     1997        1998
                                                          ------   ------   ------------
                                                          (IN THOUSANDS)    (UNAUDITED)
Current deferred tax liabilities:
     Unbilled receivables...............................  $5,820   $5,425      $6,077
     Other..............................................     185      135         121
                                                          ------   ------      ------
                                                           6,005    5,560       6,198
                                                          ------   ------      ------

                      COMPUTER TECHNOLOGY ASSOCIATES, INC.

8.  INCOME TAXES -- (CONTINUED)


                                                            DECEMBER 31
                                                          ---------------   SEPTEMBER 30
                                                           1996     1997        1998
                                                          ------   ------   ------------
                                                          (IN THOUSANDS)    (UNAUDITED)
Current deferred tax assets:
     Contract provisions and allowances.................   3,707    2,482       2,448
     Accrued vacation...................................     704      510         813
     Other accruals.....................................     217      141         137
                                                          ------   ------      ------
                                                           4,628    3,133       3,398
                                                          ------   ------      ------
Net current deferred tax liabilities....................  $1,377   $2,427      $2,800
                                                          ======   ======      ======
Long-term deferred tax assets:
     Accrued interest on subordinated debt..............  $1,240   $ --        $--
     Net operating loss carryforward....................     504      350         350
     Other..............................................     145      935         868
                                                          ------   ------      ------
                                                           1,889    1,285       1,218
     Less: valuation allowance..........................    (504)    (350)       (350)
                                                          ------   ------      ------
Net long-term deferred tax assets.......................  $1,385   $  935      $  868
                                                          ======   ======      ======


     A reconciliation of income tax expense at the statutory Federal rate to income tax expense related to continuing operations at the Company's effective income tax rate is as follows:


                                                                               NINE MONTHS
                                                     YEAR ENDED DECEMBER 31       ENDED
                                                    ------------------------   SEPTEMBER 30
                                                     1995     1996     1997        1998
                                                    -------   -----   ------   ------------
                                                         (IN THOUSANDS)        (UNAUDITED)
Federal income taxes at statutory rate............  $1,331    $(83)   $(398)      $1,600
State income taxes, net of Federal tax benefit....     181     (31)     (60)         165
Other.............................................      55      34      (42)          (5)
                                                    ------    ----    -----       ------
                                                    $1,567    $(80)   $(500)      $1,760
                                                    ======    ====    =====       ======

                      COMPUTER TECHNOLOGY ASSOCIATES, INC.

9. EARNINGS PER SHARE

     The following table sets forth the computation of basic and diluted earnings per share:


                                                                               NINE MONTHS ENDED
                                            YEAR ENDED DECEMBER 31               SEPTEMBER 30
                                     ------------------------------------   -----------------------
                                        1995         1996         1997         1997         1998
                                     ----------   ----------   ----------   ----------   ----------
                                                                                  (UNAUDITED)
                                                 (IN THOUSANDS, EXCEPT FOR SHARE DATA)
Numerator:
     Income (loss) from continuing
       operations..................  $    2,349   $     (165)  $     (670)  $    1,497   $    2,930
     Income (loss) from
       discontinued operations.....        (403)     (10,872)         648        1,526       (2,482)
                                     ----------   ----------   ----------   ----------   ----------
Net income (loss) for both basic
  and diluted earnings per share...  $    1,946   $  (11,037)  $      (22)  $    3,023   $      448
                                     ==========   ==========   ==========   ==========   ==========
Denominator:
     Denominator for basic earnings
       per share -- Weighted
       average shares
       outstanding.................   8,862,530    8,875,086    9,092,214    9,091,614    8,706,064
     Dilutive potential common
       shares:
       Employee stock options......     556,006       --           --          214,963      446,602
                                     ----------   ----------   ----------   ----------   ----------
Denominator for diluted earnings
  per share -- Adjusted weighted
  average shares and assumed
  conversions......................   9,418,536    8,875,086    9,092,214    9,306,577    9,152,666
                                     ==========   ==========   ==========   ==========   ==========


     Due to a loss from continuing operations in the years ended December 31, 1996 and 1997, employee stock options are considered anti-dilutive and not included in the denominator for diluted earnings per share.

10.  TRANSACTIONS WITH RELATED PARTIES

     The Company made loans in prior years to two of its principal stockholders for relocation costs that include the purchase of new residences. The loans were made in exchange for promissory notes and were secured by deeds of trust on residential property. The loans bore interest at the same rates applicable to the Company's revolving line of credit. The remaining indebtedness of approximately $111,000 on one of these loans was paid in 1996. The remaining outstanding loan of approximately $600,000 was repaid in 1997.

     The Company made loans in prior years totaling $884,000 to certain officers and employees related to the exercise of options to acquire common stock. Amounts related to the stock exercise price are presented as a reduction of stockholders' equity. The notes are for five years and bear interest at the same rates paid by the Company.

11.  COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

     The Company has operating leases for all of its office space and various computer and office equipment. Most of the office space leases require the Company to pay maintenance and operating expenses such as taxes, insurance and utilities and also include provisions for renewal.


     Certain of the leases contain provisions for periodic rate escalations to reflect changes in the consumer price index. Total rent expense from continuing operations for the nine months ended September 30, 1998 and

                      COMPUTER TECHNOLOGY ASSOCIATES, INC.

11.  COMMITMENTS AND CONTINGENCIES -- (CONTINUED)

the years ended December 31, 1995, 1996 and 1997 was $1.4 million, $3.1 million, $2.7 million and $2.4 million, respectively.


     At December 31, 1997, total future minimum rental commitments under non-cancelable leases are summarized as follows (in thousands):

1998........................................................  $2,650
1999........................................................   1,743
2000........................................................     794
2001........................................................     544
2002........................................................     354
2003 and after..............................................     321
                                                              ------
                                                              $6,406
                                                              ======

LITIGATION

     In October 1996, a former employee of the Company filed suit against the Company alleging, among other things, breach of contract in connection with a profit sharing agreement. Subsequently, the litigation was stayed by agreement of the parties because the profit sharing agreement called for mandatory and binding arbitration. The arbitration was settled in June 1998 with an award of $2.0 million which is included in the loss from discontinued operations.

     The Company is involved in certain other litigation incidental to its business. Management of the Company, after reviewing developments with legal counsel, is of the opinion that the outcome of such matters will not have a material adverse effect on the financial position or future operations of the Company.

12.  OTHER INFORMATION

MAJOR CUSTOMERS

     The percentage of contract revenues from U.S. Government customers that comprise 10% or more of total revenues were as follows:


                                                                              NINE MONTHS
                                                            YEAR ENDED           ENDED
                                                           DECEMBER 31        SEPTEMBER 30
                                                        ------------------   --------------
                                                        1995   1996   1997   1997      1998
                                                        ----   ----   ----   ----      ----
                                                                              (UNAUDITED)
Department of Defense.................................   64%    63%    47%    44%       32%
General Services Administration.......................   17%    14%    16%    19%       18%


13.  OPERATING SEGMENTS

     The Company has two principal operating segments: the Systems Engineering Group and the Software Engineering Group. Segment data has been adjusted from previously reported amounts to reflect treatment of the Space and Telecommunications Systems and the Mobile Information and Communications Services

                      COMPUTER TECHNOLOGY ASSOCIATES, INC.

13.  OPERATING SEGMENTS -- (CONTINUED)
businesses and Simulation Systems Division as discontinued operations. The following table provides certain financial information for each operating segment:

                                                                                    NINE MONTHS
                                                                                       ENDED
                                                          YEAR ENDED DECEMBER 31   SEPTEMBER 30
                                                          ----------------------   -------------
                                                           1995    1996    1997    1997    1998
                                                          ------   -----   -----   -----   -----
                                                                                    (UNAUDITED)
                                                                      (IN MILLIONS)
Contract revenues:
     Systems Engineering................................  $105.2   $91.9   $73.4   $57.5   $53.3
     Software Engineering...............................    --       4.3    18.8    12.1    29.8
                                                          ------   -----   -----   -----   -----
                                                          $105.2   $96.2   $92.2   $69.6   $83.1
                                                          ======   =====   =====   =====   =====
Operating profit (loss):
     Systems Engineering................................  $  4.5   $ 2.4   $ 3.0   $ 3.6   $ 3.5
     Software Engineering...............................    --       0.7     1.1     0.6     3.3
     Other expense......................................     0.3    (2.4)   (3.7)   (0.5)   (1.3)
                                                          ------   -----   -----   -----   -----
                                                          $  4.8   $ 0.7   $ 0.4   $ 3.7   $ 5.5
                                                          ======   =====   =====   =====   =====


                                                                                       NINE MONTHS
                                                                                          ENDED
                                                            YEAR ENDED DECEMBER 31    SEPTEMBER 30
                                                           ------------------------   -------------
                                                            1995     1996     1997    1997    1998
                                                           ------   ------   ------   -----   -----
                                                                                       (UNAUDITED)
                                                                        (IN MILLIONS)
Depreciation and amortization expense:
     Systems Engineering.................................  $ 1.6    $ 2.4    $ 0.8    $ 0.6   $ 0.6
     Software Engineering................................   --       --        0.4      0.3     0.3
     Discontinued operations.............................    1.6      3.2      1.6      1.3    --
Capital expenditures:
     Systems Engineering.................................  $ 1.4    $ 1.0    $ 0.4    $ 0.2   $ 0.7
     Software Engineering................................   --       --        1.4      0.3     0.9
     Discontinued operations.............................    3.8      5.5      1.8      1.6    --
Identifiable assets:
     Systems Engineering.................................  $42.4    $29.8    $27.4    $33.0   $23.3
     Software Engineering................................   --        3.0     12.0      8.9    18.7
     Discontinued operations.............................   39.5     42.8     --       --      --
     General corporate assets............................    9.7      7.8      5.9      6.5     5.1
                                                           -----    -----    -----    -----   -----
                                                           $91.6    $83.4    $45.3    $48.4   $47.1
                                                           =====    =====    =====    =====   =====


     The operating profit in 1996 for the Systems operating segment was adversely impacted by a $2.6 million adjustment to the profitability of the General Services Administration -- Eastern Zone contract. Other expenses in 1996 include $0.9 million related to an unsuccessful initial public offering. Other expenses for the year ended December 31, 1997 include $2.9 million for a supplemental ESOP contribution.

------------------------------------------------------
------------------------------------------------------

NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, OR THE SELLING SHAREHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY BY ANY PERSON ANY SECURITIES COVERED BY THIS PROSPECTUS IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH AN OFFERING OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE IMPLY THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

------------------------------------------------------

                               TABLE OF CONTENTS
------------------------------------------------------


                                       PAGE
                                       ----
Prospectus Summary...................     4
Risk Factors.........................     6
Plan of Distribution.................    11
Determination of Offering Price......    12
Use of Proceeds......................    16
Dividend Policy......................    16
Book Value Dilution..................    17
Selected Financial Data..............    18
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations......................    19
Business.............................    26
Management...........................    34
Security Ownership of Management and
  Principal Shareholders.............    39
Certain Transactions.................    40
Description of Capital Stock.........    40
Shares Eligible for Future Sale......    44
Legal Matters........................    44
Experts..............................    44
Index to Consolidated Financial
  Statements.........................    45

-------------------------------------
-------------------------------------


------------------------------------------------------
------------------------------------------------------


                                1,951,074 SHARES


                                    COMPUTER
                                   TECHNOLOGY
                                ASSOCIATES, INC.

                                  COMMON STOCK

                                   PROSPECTUS

                                          , 1998

------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following expenses (other than the SEC filing fee) are estimated. All such expenses will or have been paid by the Company.

SEC registration fee........................................  $ 3,301
Printing and engraving expenses.............................   10,000
Legal fees and expenses.....................................   25,000
Blue Sky fees and expenses..................................    6,000
Accounting fees and expenses................................   10,000
Miscellaneous...............................................      699
                                                              -------
     TOTAL..................................................  $55,000
                                                              =======

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     As authorized by Section 7-109-101 et. seq. of the Colorado Business Corporation Act, each director and officer of the Company may be indemnified by the Company against expenses (including attorneys' fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceedings in which he is involved by reason of the fact that he is or was a director or officer of the Company if (i) he acted in good faith, (ii) he reasonably believed (a) in the case of conduct in an official capacity with the Company, that his conduct was in the Company's best interests, or (b) in all other cases, that his conduct was at least not opposed to the Company's best interests, and, (iii) with respect to any criminal proceeding, he had no reasonable cause to believe that his conduct was unlawful. If the legal proceeding, however, is by or in the right of the Company, a director or officer may not be indemnified in respect of any claim, issue or matter as to which he shall have been adjudged to be liable to the Company. In addition, a director or officer may not be indemnified in connection with any proceeding charging that the director derived an improper personal benefit, whether or not involving action in an official capacity, if the director or officer is adjudged liable on the basis that he derived an improper personal benefit.

     Article XI of the Articles of Incorporation of the Company provides that no director of the Company shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain acts set forth in the Colorado Business Corporation Act or (iv) for any transaction from which the director derived an improper personal benefit. In addition, Article XII of the Articles of Incorporation provides that the Company must indemnify directors and executive officers to the fullest extent permitted by law and may indemnify other officers or employee, agents or fiduciaries to the fullest extent permitted by law.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     None

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

A.  EXHIBITS

     The Exhibits listed in the following Exhibit Index are filed as part of the Registration Statement:


                                         DESCRIPTION
                                         -----------
     3.1         Restated Articles of Incorporation of the Company+
     3.2         By-laws of the Company, as amended+
     4.1         Form of Stock Purchase Rights Agreement between the Company and each person purchasing the Common Stock (1)
     4.2         Form of Stock Option Agreement between the Company and each person granted an option to purchase shares of Common Stock
                 (1)
     4.3         Form of Stock Restriction Agreement between the Company and each person receiving shares of Common Stock+
     5.1         Opinion of Sherman & Howard, L.L.C.+
    10.1         Lease Agreement dated May 22, 1998 between Democracy
                 Associates Limited Partnership and the Company concerning
                 the Company's Bethesda, Maryland corporate headquarters+
    10.2         Financing and Security Agreement dated November 6, 1997
                 between the Company and First Union Commercial Corporation
                 (3)
    10.2.1       First Amendment to Financing and Security Agreement dated
                 March 25, 1998 between the Company and First Union
                 Commercial Corporation+
    10.3         Asset Acquisition Agreement dated July 11, 1997 between the
                 Company, as Seller, and Orbital Sciences Corporation, as
                 Buyer+
    10.4         1984 Stock Option Plan (1)
    10.5         1991 Stock Option, Purchase Right and Bonus Plan (1)
    10.5.1       Amendment to 1991 Stock Option, Purchase Right and Bonus
                 Plan (1)
    10.6         401(k) Plan (1)
    10.7         Employee Stock Ownership Plan (1)
    10.8         Supplemental Executive Retirement Plan+
    10.9         Memorandum of Agreement dated November 17, 1997 between the
                 Company and Capitol Securities Management, Incorporated+
    10.10        Employee Separation and Non-Competition Agreement dated
                 December 11, 1996 between the Company and Bonnie A.
                 Claussen, II.+
    23.1         Consent of Sherman & Howard, L.L.C. (included in Exhibit
                 5.1)+
    23.2         Consent of Ernst & Young LLP+
    23.3         Consent of Legg Mason Wood Walker, Inc.+
    28.1         Share Purchase Policy of the Company adopted by the Board of
                 Directors on November 15, 1991. (1)
    28.2         Letter dated November 15, 1991 to the Company from Legg
                 Mason Wood
                 Walker, Inc. (1)
    28.3         Letter and Report dated September 14, 1998 to the Company
                 from Legg Mason Wood Walker, Inc. regarding the appraisal of the Common Stock.(4)


---------------


 +  Filed herewith


(1) Previously filed with Registration Statement on Form S-1 (File No. 33-44510) (the "Registration Statement") on December 12, 1991 and incorporated herein by reference.

(2) Previously filed with Amendment No. 3 to the Registration Statement on March 23, 1992 and incorporated herein by reference.

(3) Previously filed with Form SC 13E4 on November 26, 1997 and incorporated herein by reference.


(4) Previously filed with the Registration Statement on Form S-1 (File No. 333-64373) on September 25, 1998 and incorporated herein by reference.

B.  FINANCIAL STATEMENT SCHEDULES

     The financial statement schedule listed below is filed as part of this Registration Statement.

     Schedule II  Valuation and Qualifying Accounts and Reserves

ITEM 17.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and, therefore, is unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (b) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

          (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


     Pursuant to the requirements the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized in Bethesda, Maryland on November 6, 1998.


                                          COMPUTER TECHNOLOGY ASSOCIATES, INC.

                                          By:        /s/ C.E. VELEZ
                                            ------------------------------------
                                                         C.E. VELEZ
                                                   Chairman of the Board
                                                and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.



                       NAME                                      TITLE                    DATE
                       ----                                      -----                    ----

                  /s/ C.E. VELEZ                     Chairman of the Board,         November 6, 1998
---------------------------------------------------  President, Chief Executive
                    C.E. VELEZ                       Officer and Director

               /s/ GREGORY H. WAGNER                 Executive Vice President,      November 6, 1998
---------------------------------------------------  Chief Financial Officer,
                 GREGORY H. WAGNER                   Principal Accounting Officer
                                                     and Treasurer

               /s/ HARVEY D. KUSHNER                 Director                       November 6, 1998
---------------------------------------------------
                 HARVEY D. KUSHNER

                /s/ DAVID R. MACKIE                  Director                       November 6, 1998
---------------------------------------------------
                  DAVID R. MACKIE

              /s/ RAYMOND V. MCMILLAN                Director                       November 6, 1998
---------------------------------------------------
                RAYMOND V. MCMILLAN

            /s/ GEORGE W. MORGANTHALER               Director                       November 6, 1998
---------------------------------------------------
              GEORGE W. MORGANTHALER

             /s/ JAMES M. PAPADA, III                Director                       November 6, 1998
---------------------------------------------------
               JAMES M. PAPADA, III

              /s/ ARTURO SILVESTRINI                 Director                       November 6, 1998
---------------------------------------------------
                ARTURO SILVESTRINI

                  REPORT OF INDEPENDENT AUDITORS ON A SCHEDULE

The Board of Directors and Shareholders
Computer Technology Associates, Inc.


     We have audited the consolidated financial statements of Computer Technology Associates, Inc. (formerly CTA INCORPORATED) and subsidiaries as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, and have issued our report thereon dated February 28, 1998 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in Item 16(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.


     In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          /s/ ERNST & YOUNG LLP

Washington, D.C.
February 28, 1998

                                                                     SCHEDULE II

                      COMPUTER TECHNOLOGY ASSOCIATES, INC.
                 VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
                                     ($000)

                        ALLOWANCE FOR DOUBTFUL ACCOUNTS

                                              BALANCE,    CHARGED TO   CHARGED TO                BALANCE,
                                              BEGINNING   COSTS AND      OTHER                    END OF
                DESCRIPTION                   OF PERIOD    EXPENSES     ACCOUNTS    DEDUCTIONS    PERIOD
                -----------                   ---------   ----------   ----------   ----------   --------
For the year ended December 31, 1995........   $3,690        $200         $292        $1,482      $2,700
For the year ended December 31, 1996........   $2,700        $300         $108        $    0      $3,108
For the year ended December 31, 1997........   $3,108        $600         $ 94        $  334      $3,468

                               INDEX TO EXHIBITS


                                         DESCRIPTION
                                         -----------
     3.1         Restated Articles of Incorporation of the Company+
     3.2         By-laws of the Company, as amended+
     4.1         Form of Stock Purchase Rights Agreement between the Company and each person purchasing the Common Stock (1)
     4.2         Form of Stock Option Agreement between the Company and each person granted an option to purchase shares of Common Stock
                 (1)
     4.3         Form of Stock Restriction Agreement between the Company and each person receiving shares of Common Stock+
     5.1         Opinion of Sherman & Howard, L.L.C.+
    10.1         Lease Agreement dated May 22, 1998 between Democracy
                 Associates Limited Partnership and the Company concerning
                 the Company's Bethesda, Maryland corporate headquarters+
    10.2         Financing and Security Agreement dated November 6, 1997
                 between the Company and First Union Commercial
                 Corporation(3)
    10.2.1       First Amendment to Financing and Security Agreement dated
                 March 25, 1998 between the Company and First Union
                 Commercial Corporation+
    10.3         Asset Acquisition Agreement dated July 11, 1997 between the
                 Company, as Seller, and Orbital Sciences Corporation, as
                 Buyer+
    10.4         1984 Stock Option Plan (1)
    10.5         1991 Stock Option, Purchase Right and Bonus Plan (1)
    10.5.1       Amendment to 1991 Stock Option, Purchase Right and Bonus
                 Plan (1)
    10.6         401(k) Plan (1)
    10.7         Employee Stock Ownership Plan (1)
    10.8         Supplemental Executive Retirement Plan+
    10.9         Memorandum of Agreement dated November 17, 1997 between the
                 Company and Capitol Securities Management, Incorporated+
    10.10        Employee Separation and Non-Competition Agreement dated
                 December 11, 1996 between the Company and Bonnie A.
                 Claussen, II.+
    23.1         Consent of Sherman & Howard, L.L.C. (included in Exhibit
                 5.1)+
    23.2         Consent of Ernst & Young LLP+
    23.3         Consent of Legg Mason Wood Walker, Inc.+
    28.1         Share Purchase Policy of the Company adopted by the Board of
                 Directors on November 15, 1991. (1)
    28.2         Letter dated November 15, 1991 to the Company from Legg
                 Mason Wood
                 Walker, Inc. (1)
    28.3         Letter and Report dated September 14, 1998 to the Company
                 from Legg Mason Wood Walker, Inc. regarding the appraisal of the Common Stock.(4)


---------------

 +  Filed herewith


(1) Previously filed with Registration Statement on Form S-1 (File No. 33-44510) (the "Registration Statement") on December 12, 1991 and incorporated herein by reference.

(2) Previously filed with Amendment No. 3 to the Registration Statement on March 23, 1992 and incorporated herein by reference.

(3) Previously filed with Form SC 13E4 on November 26, 1997 and incorporated herein by reference.


(4) Previously filed with Registration Statement on Form S-1 (File No. 333-64373) on September 25, 1998 and incorporated herein by reference.